Exhibit 4.3

Execution

SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made and entered into as of December 7, 2005 by and among QUAD/GRAPHICS, INC., a Wisconsin corporation (the “Company”), QUAD/TECH, INC., a Wisconsin corporation (“Quad/Tech”), DUPLAINVILLE TRANSPORT, INC., a Wisconsin corporation (“DuPlainville”), QUAD/CREATIVE, LLC., a Delaware limited liability company (“Quad/Creative”), CHEMICAL RESEARCH/TECHNOLOGY CO., a Wisconsin general partnership (“Chemical Partnership”), QUAD/WEST, INC., a Delaware corporation (“Quad/West”), THE QUAD TECHNOLOGY GROUP, INC., a Wisconsin corporation (“Quad/Technology”), QUAD/MED, LLC., a Delaware limited liability company (“Quad/Med”), QUAD/TECH EAST, INC. (f/k/a Quad/Electric, Inc.), a Wisconsin corporation (“QT East”), SILVER SPRING REALTY, INC., a Wisconsin corporation (“Silver Spring”), P-DIRECT, LLC (f/k/a Parcel/Direct, Inc.), a Wisconsin limited liability company (“Parcel/Direct”), GRAPHIC SERVICES, INC., a Delaware corporation (“Graphic Services”), CHILD DAY CARE AND LEARNING SERVICES, INC., a Wisconsin corporation (“CDCLS”), Imaging Technology Group, Inc., a Delaware corporation (“ITG”), Graphic Imaging Technology, LLC, a Delaware limited liability company (“GIT”), Graphic Prepress and Imaging Technology, LP, a Texas limited partnership (“GPIT”), QUAD/AIR, LLC (f/k/a Quad Air, Inc.), a Wisconsin limited liability company (“Quad Air”), Quad/Greenfield, LLC, a Wisconsin limited liability company (“QGreenfield”), QUADSYSTEMS, INC., a Wisconsin corporation (“Systems”), QUAD TRANSPORTATION SERVICES, LLC, a Wisconsin limited liability company (“QTS”), and QUAD/MED MISSOURI, INC., a Delaware corporation (“QMM”) (the Company, Quad/Tech, DuPlainville, Quad/Creative, Chemical Partnership, Quad/West, Quad/Technology, Quad/Med, QT East, Silver Spring, Parcel/Direct, Graphic Services, CDCLS, ITG, GIT, GPIT, Quad Air, Qgreenfield, Systems, QTS and QMM are collectively referred to as the “Companies”) (all of the Companies except the Company are signing below as the initial Restricted Subsidiaries [as defined below]), U.S. BANK NATIONAL ASSOCIATION (formerly First Bank National Association), a national banking association (“U.S. Bank”, also the “Lead Arranger”), JPMORGAN CHASE BANK, N.A. formerly Bank One, NA, a national banking association) (“JPMChase”, also the “Documentation Agent”), MIZUHO CORPORATE BANK, LTD. (formerly The Industrial Bank of Japan, Limited) a Japanese banking corporation (“Mizuho”), WACHOVIA BANK, NATIONAL ASSOCIATION formerly First Union National Bank, a national banking association (“Wachovia”, also a “Syndication Agent”), M&I MARSHALL & ILSLEY BANK, a Wisconsin banking corporation (“M&I”, also a “Syndication Agent”), SUNTRUST BANK (formerly SUNTRUST BANK, CENTRAL FLORIDA, N.A.), a Georgia banking corporation (“SunTrust”), and THE NORTHERN TRUST COMPANY (“Northern Trust”)  (U.S. Bank, JPMChase, Mizuho, Wachovia, M&I, SunTrust and Northern Trust are hereafter each referred to as a “Bank” and are collectively referred to as the “Banks”), and U.S. Bank as administrative agent for the Banks (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, certain of the Companies, certain of their Subsidiaries, and the Banks are parties to that certain Amended and Restated Credit Agreement dated as of November 1, 2001, as amended by a First Amendment to Amended and Restated Credit Agreement dated as of September 18, 2003, (as so amended, the “Existing Credit Agreement”); and

WHEREAS, the parties to the Existing Credit Agreement desire to amend and restate the Existing Credit Agreement in its entirety and Systems, QTS and QMM desire to join as parties to the Agreement;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree that the Existing Credit Agreement be, and it hereby is, amended and restated in its entirety to read as follows:

SECTION 1.  DEFINITIONS

1.1.  Defined Terms.  As used in this Agreement, the following terms shall be defined as set forth below:

“Acceptance” shall mean a Draft that is eligible for discount pursuant to paragraph 7 of Section 13 of the Federal Reserve Act and that has been duly accepted by the Administrative Agent pursuant to subsection 2.18 hereof.

“Acceptance Facility” shall mean the credit facility granted to the Companies by the Banks pursuant to subsections 2.1 and 2.18 hereof.

“Adjusted Consolidated Net Worth” shall mean, at any particular time, without duplication, the sum of Consolidated Net Worth plus the net book value of the Company’s and its Restricted Subsidiaries’ investment in Unrestricted Subsidiaries.

“Adjusted Net Worth” shall mean, for any Subsidiary of the Company as of any date of determination thereof, the excess of (i) the amount of the fair saleable value of the assets of such Subsidiary as of the date of such determination, determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors over (ii) the amount of all liabilities of such Subsidiary, contingent or otherwise, as of the date of such determination, determined on the basis provided in clause (i) above.  In determining the Adjusted Net Worth of any Restricted Subsidiary of the Company for purposes of calculating the Maximum Liability Amount for such Restricted Subsidiary in respect of any Extension of Credit, the liabilities of such Restricted Subsidiary to be used in such determination pursuant to clause (ii) of the foregoing sentence shall in any event include the liabilities of such Restricted Subsidiary hereunder and under the other Loan Documents in respect of all Extensions of Credit other than the Extension of Credit in respect of which such calculation is being made.

“Agreement” shall mean this Second Amended and Restated Credit Agreement, as the same may be amended, supplemented or modified from time to time.

“Anniversary Date” shall mean any anniversary of the Effective Date.

“Applicable Fee Percentage”: shall mean, subject to the last two sentences of this definition, with respect to the period beginning on the day the compliance certificate required by Section 5.2(c) for the most recent fiscal quarter end is delivered and ending on the date the compliance certificate for the last fiscal month of the next fiscal quarter is required to be delivered, the “Applicable Fee Percentage” specified in the table below with respect to each Bank’s Commitment (without regard to usage):

Minimum Interest	Fee
Coverage Ratio	Percentage

Greater than 5.0	.15%

Greater than 4.0 and less than or equal to 5.0	.175%

Greater than 3.0 and less than or equal to 4.0	.225%

Less than or equal to 3.0	.300%

For the period beginning on the Effective Date and ending on the earlier of the date the compliance certificate required by Section 5.2(c) with respect to the quarter ending December 31, 2005 is actually, or is required to be, delivered, the Applicable Fee Percentage shall be the Applicable Fee Percentage specified above for a Minimum Interest Coverage Ratio of greater than 5.0 to 1.0.  For any period beginning on a day the compliance certificate required by Section 5.2(c) with respect to the last fiscal quarter is required to be, but is not, delivered and ending on the date such compliance certificate is delivered, the Applicable Fee Percentage shall be the Applicable Fee Percentage specified above for a Minimum Interest Coverage Ratio of less than or equal to 3.0 to 1.0.

“Applicable Margin” shall mean, subject to the last three sentences of this definition, with respect to the period beginning on the day the compliance certificate required by Section 5.2(c) with respect to the most recent fiscal quarter end is delivered and ending on the date the compliance certificate with respect to the last fiscal month of the next fiscal quarter is required to be delivered,  the “Applicable Margin” specified in the table below with respect to the Floating Rate or LIBOR Rate, as appropriate:

Minimum Interest	LIBOR	Floating
Coverage Ratio	Rate	Rate

Greater than 5.0	.65%	0%

Greater than 4.0	.800%	0%

and less than or equal to 5.0

Greater than 3.0 and less than or equal to 4.0	.950%	0%

Less than or equal to 3.0	1.250%	0%

For the period beginning on the Effective Date and ending on the earlier of the date the compliance certificate required by Section 5.2(c) with respect to the quarter ending December 31, 2005 is actually, or is required to be, delivered, the Applicable Margin shall be the Applicable Margin specified above for a Minimum Interest Coverage Ratio of greater than 5.0 to 1.0.  For any period beginning on a day the compliance certificate required by Section 5.2(c) with respect to the last fiscal quarter is required to be, but is not, delivered and ending on the date such compliance certificate is delivered, the Applicable Margin shall be the Applicable Margin specified above for a Minimum Interest Coverage Ratio of less than or equal to 3.0 to 1.0.  The Applicable Margin shall change as to all outstanding Floating Rate Loans and Eurodollar Loans on the date of any change in the Applicable Margin described in this definition.

“Available Commitment” shall mean, as to any Bank, at any time, an amount equal to the remainder of (i) the amount of such Bank’s Commitment at such time minus (ii) the sum of, without duplication, (A) the aggregate unpaid principal amount at such time of all outstanding Revolving Loans made by such Bank hereunder, (B) such Bank’s Pro Rata Share of the face amount of all Acceptances then outstanding, and (C) such Bank’s Pro Rata Share of any outstanding obligations to make payment with respect to Acceptances.

“Bid Banker’s Acceptance” shall mean a draft that is eligible for discount pursuant to paragraph 7 of section 13 of the Federal Reserve Act and that has been duly accepted by a Bank pursuant to subsection 2.19(g) hereof.

“Bid Banker’s Acceptance Certificate” shall mean a properly completed certificate substantially in the form of Exhibit B hereto.

“Bid Banker’s Acceptance Creation Date” shall mean a Business Day on which the creation of a Bid Banker’s Acceptance occurs or is proposed to occur.

“Bid Banker’s Acceptance Facility” shall mean the credit facility granted by the Banks to the Company pursuant to subsections 2.1 and 2.19 hereof.

“Bid Banker’s Acceptance Financing” shall mean a financing consisting of the simultaneous creation of Bid Banker Acceptances from each of the Banks whose offer to create a Bid Banker’s Acceptance as part of such financing has been accepted by the Company under the auction bidding procedures described in subsection 2.19 hereof.

“Bid Banker’s Acceptance Obligation” shall mean the obligation of the Companies with respect to matured Bid Banker’s Acceptances as set forth in subsection 2.19(h) hereof.

“Bid Banker’s Acceptance Tender” shall have the meaning set forth in subsection 2.19(d) hereof.

“Bid Banker’s Acceptance Tender Request Notice” shall mean a notice in the form of Exhibit C-1 hereto given by the Company pursuant to subsection 2.19(b) hereof.

“Bid Loan” shall mean a loan made by a Bank pursuant to subsection 2.20 hereof.

“Bid Loan Facility” shall mean the credit facility granted by the Banks to the Company pursuant to subsections 2.1 and 2.20 hereof.

“Bid Loan Financing” shall mean a financing consisting of the simultaneous making of Bid Loans by each of the Banks whose offer to make a Bid Loan as part of such financing has been accepted by the Company under the auction bidding procedures described in subsection 2.20 hereof.

“Bid Loan Note” shall have the meaning set forth in subsection 2.20(g) hereof.

“Bid Loan Obligation” shall mean the obligation of the Companies with respect to matured Bid Loans as set forth in subsection 2.20(h) hereof.

“Bid Loan Schedule” shall mean a schedule substantially in the form of the Bid Loan Schedule attached to Exhibit G-3-1 hereto.

“Bid Loan Tender” shall have the meaning set forth in subsection 2.20(d) hereof.

“Bid Loan Tender Request Notice” shall mean a notice in the form of Exhibit C-2 hereto given by the Company pursuant to subsection 2.20(b) hereof.

“Board” shall mean the Board of Governors of the Federal Reserve System.

“Borrowing Date” shall mean any Business Day specified in a notice pursuant to subsection 2.4, 2.17 or 2.20 hereof as a date on which the Company requests the Banks or the Administrative Agent to make Revolving Loans, Swing-Line Loans or Bid Loans hereunder.

“Business Day” shall mean a day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, or Minneapolis, Minnesota are authorized or required by law to close, except that when used in connection with a rate determination, borrowing or payment in respect of a Eurodollar Loan, such day shall also be a day on which dealings between banks are carried on in U.S. dollar deposits in London, England, New York, New York, and Minneapolis, Minnesota.

“Change in Control” shall mean any event which results in the legal or beneficial ownership of shares of Voting Stock of the Company granting the holder or holders thereof a majority of the votes for the election of a majority of the Board of Directors of the Company being owned by any Person or group of Persons acting in concert other than Harry V. Quadracci, Harry R. Quadracci and Thomas A. Quadracci, their respective spouses and descendants, spouses of any such descendants, the executors, administrators, guardians or conservators of the estates of any of the foregoing Persons and trustees holding shares of Voting Stock of the Company for the benefit of any said Person and any employee stock ownership plan of the Company whose trustee or a majority of whose trustees are Harry V. Quadracci, Harry R. Quadracci and Thomas A. Quadracci, or any of them.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commission” shall mean, subject to the last two sentences of this definition, with respect to the period beginning on the day the compliance certificate required by Section 5.2(c) with respect to the most recent fiscal quarter end is delivered and ending on the date the compliance certificate with respect to the last fiscal month of the next fiscal quarter is required to be delivered,  with respect to each Acceptance, the relevant percentage per annum set forth below, applied to the amount of such Acceptance for the period from the date thereof to the date of its maturity on the basis of a year of 360 days:

Minimum Interest
Coverage Ratio	Commission

Greater than 5.0	.650%

Greater than 4.0 and less than or equal to 5.0	.800%

Greater than 3.0 and less than or equal to 4.0	.950%

Less than or equal to 3.0	1.250%

For the period beginning on the Effective Date and ending on the earlier of the date the compliance certificate required by Section 5.2(c) with respect to the quarter ending December 31, 2005 is actually, or is required to be, delivered, the Commission shall be the Commission specified above for a Minimum Interest Coverage Ratio of greater than 5.0 to 1.0.  For any period beginning on a day the compliance certificate required by Section 5.2(c) with respect to the last fiscal quarter is required to be, but is not, delivered and ending on the date such compliance certificate is delivered, the Commission shall be the Commission specified above for a Minimum Interest Coverage Ratio of less than or equal to 3.00 to 1.0.

“Commitment” shall mean, as to any Bank, its obligations to make Revolving Loans to the Companies pursuant to subsections 2.2 and 2.17(c) hereof, and to purchase participations in, and make payments with respect to, Acceptances created in accordance with subsection 2.18 hereof, respectively, all in an aggregate principal amount not to exceed at any one time outstanding the amount set forth opposite its name under “Commitment” in Exhibit E-1 hereto, as such amount may be reduced from time to time as provided herein.

“Commitment Period” shall mean the period commencing on, and including, the Effective Date and continuing until, but not including, the Termination Date.

“Common Stock” shall mean the voting common stock of the Company.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA.

“Companies” shall mean, at any time, the Company and its Restricted Subsidiaries as of the date of determination.

“Company Affiliate” shall mean any Person other than a Subsidiary of the Company which, directly or indirectly, controls or is controlled by or is under common control with the Company.  For the purpose of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, either directly or indirectly, whether through the ownership of voting securities or by contract or otherwise of any Person.

“Consolidated Indebtedness” shall mean all Indebtedness of the Company and its Restricted Subsidiaries consolidated in accordance with GAAP.

“Consolidated Net Worth” shall mean, at any particular time, the face amount of the capital stock of the Company plus (or minus in the case of a deficit) all additional paid-in capital, surplus and retained earnings of the Company and its Restricted Subsidiaries, minus the sum of (i) the cost of shares of capital stock (including common stock and preferred stock) of the Company held by the Company as treasury stock or held by one of its Subsidiaries and (ii) the net book value of the Company’s and its Restricted Subsidiaries’ investment in Unrestricted Subsidiaries and (iii) all Indebtedness, Contingent Obligations or other Liabilities of Unrestricted Subsidiaries to or guaranteed by the Company or its Restricted Subsidiaries (other than Unrestricted Subsidiary Trade Payables) and (iv) the amount (if any) by which (x) intangible assets of the Company and its Restricted Subsidiaries under GAAP (including, without limitation, goodwill, patents, trademarks, tradenames, copyrights, franchises and deferred charges [including, but not limited to, unamortized debt discount and expense, organization costs and deferred research and development expense]) exceeds (y) 5% of the total assets of the Company and its Restricted Subsidiaries as of the most recently completed calendar quarter, total assets to be determined in accordance with GAAP consistent with those used in the preparation of the audit report referred to in subsection 3.1 hereof.

“Consolidated Total Liabilities” shall mean at any time, without duplication, the sum of all Indebtedness, all Contingent Obligations, and all Liabilities of the Company and its Restricted Subsidiaries determined on a consolidated basis; provided, however, that Consolidated Total Liabilities shall not include any obligation of the Company or any Restricted Subsidiary in respect of documentary letters of credit that are issued for the account of the Company or such Restricted Subsidiary and that provide for drawings thereunder upon presentation of documents relating to the purchase by the Company or such Restricted Subsidiary of goods.

“Contingent Obligation” shall mean, as to any Person, any guarantee of Indebtedness or any other obligation of any second Person or any assurance with respect to the financial condition of any second Person, whether direct, indirect or contingent, including without limitation any purchase or repurchase agreement or other arrangement of whatever nature having the effect of assuring or holding harmless any third Person against loss with respect to any obligation of such second Person; provided, however, that the term Contingent Obligation shall not include (i) endorsements of instruments for deposit or collection in the ordinary course of business or (ii) any obligations to reimburse an issuer of a letter of credit to the extent that the letter of credit assures payment of obligations otherwise constituting Indebtedness.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.

“Default” shall mean any of the events specified in Section 7 hereof, whether or not any requirement for giving of notice, the lapse of time, or both, or any other condition has been satisfied.

“Discount Charge” shall have the meaning specified in subsection 2.18(c) hereof.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is U.S. Dollars or (ii) the Equivalent Amount thereof if such currency is any currency other than U.S. Dollars.  Unless otherwise expressly provided, all references herein to the “Dollar Amount” of any Loan shall mean the Dollar Amount of the outstanding principal amount of such Loan.

“Draft” shall have the meaning specified in subsection 2.18(c) hereof.

“Drawing” shall have the meaning specified in subsection 2.18(a) hereof.

“Drawing Date” shall have the meaning specified in subsection 2.18(b) hereof.

“Effective Date” shall mean the date on which the conditions set forth in subsections 4.1 through 4.4 shall have been satisfied.

“Equivalent Amount” of any currency at any date shall mean the equivalent in U.S. Dollars of such currency, calculated on the basis of the arithmetic mean of the buy and sell spot rates of exchange of the Administrative Agent, or an Affiliate of the Administrative Agent, in the London interbank market (or other market where the Administrative Agent’s foreign exchange operations in respect of such currency are then being conducted) for such other currency at or about 11:00 a.m. (local time applicable to the transaction in question) on the date on which such amount is to be determined, rounded up to the nearest amount of such currency as determined by the Administrative Agent from time to time; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, or an Affiliate of the Administrative Agent may use any reasonable method it deems appropriate (after consultation with the Company) to determine such amount, and such determination shall be conclusive absent error.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may, from time to time, be supplemented or amended.

“Eurodollar Loans” shall mean loans hereunder at such time as they are made and/or being maintained at a rate of interest based upon a LIBOR Rate, including, without limitation, Foreign Currency Loans; one of the Eurodollar Loans, a “Eurodollar Loan”.

“Euro” means the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

“Event of Default” shall mean any of the events specified in Section 7 hereof, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excluded Taxes” means, in the case of the Administrative Agent or any Bank, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which the Administrative Agent or such Bank is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Bank’s principal executive office or any lending installation of such Bank is located.

“Existing Credit Agreement” shall have the meaning specified in the first WHEREAS clause on the second page of this Agreement.

“Extension of Credit” shall mean (i) all Revolving Loans, Foreign Currency Loans, Swing-Line Loans, Bid Loans or advances made to the Companies under any Loan Document, (ii) Acceptances, (iii) all Bid Banker’s Acceptances, (iv) all other extensions of credit to or for the benefit of the Companies under any Loan Document, and (v) to the extent not otherwise included in the foregoing, all Obligations; provided, however, that for purposes of the definitions of the terms “Maximum Liability Amount” and “Valuable Transfer” contained in this subsection 1.1, the term “Extension of Credit” shall include any Extension of Credit made under this Agreement.

“Federal Funds Rate”  shall mean, for any date, the overnight effective borrowing rate per annum for such date (or, if such date is not a Business Day, the last Business Day preceding such date) for reserves in amounts of $1,000,000 or more traded among commercial banks as published in Fed. Release H.15(519) or, if such publication or a substitute containing the foregoing rate information shall not be published by the Board of Governors of the Federal Reserve System in respect of such date, then a rate determined on the basis of other sources reasonably selected by the Administrative Agent.

“Fixed Charge Coverage Ratio” shall mean, at any date of determination, the ratio, calculated without duplication, of (i) net income minus S Corporation Tax Distributions, plus, (A) the Companies’ income tax expense (or minus any income tax credit), whether current or deferred, to the extent deducted from (or added to) income before taxes in determining net income less the amount set forth as the current tax provision on the Companies’ income statement for the period of determination, (B) interest expense, (C) depreciation expense, (D) amortization expense, (E) rent expense, and (F) any losses (or minus any gains) arising from the sale of assets, each as determined in accordance with GAAP consistently applied on a consolidated basis for the Company and its Restricted Subsidiaries, but excluding any equity of the Company or any Restricted Subsidiary in the unremitted earnings of any Unrestricted Subsidiary and further excluding earnings of any Unrestricted Subsidiary prior to its becoming a Restricted Subsidiary, for the four consecutive quarterly periods ended on such date to (ii) the sum of (w) interest expense, (x) rent expense, (y) scheduled principal payments with respect to Indebtedness for borrowed money which by its terms matures more than one year from the date of determination thereof, or which is extendible or renewable at the option of the obligor to a time more than 12 months from the date of determination thereof, and (z) scheduled rent payments with respect to any lease of property, real or personal, which in accordance with GAAP would be required to be capitalized on a balance sheet of the lessee (but excluding therefrom the portion of such rent that is imputed interest), each as determined in accordance with GAAP consistently applied on a consolidated basis for the Company and its Restricted Subsidiaries for the four consecutive quarterly periods ended on such date.

“Floating Rate” shall mean, for any date, the higher of (i) the Prime Rate; or (ii) the Federal Funds Rate plus one-half of one percent (0.5%) per annum.

“Floating Rate Loans” shall mean loans hereunder at such time as they are made and/or being maintained at a rate of interest based upon the Floating Rate; one of the Floating Rate Loans, a “Floating Rate Loan”.

“Foreign Currency” shall mean Pounds Sterling, Euros or Yen, as designated by the Company in the applicable notice of borrowing for a Foreign Currency Loan.

“Foreign Currency Loans” shall mean Revolving Loans denominated in Foreign Currency and made available pursuant to Section 2.2 hereof.

“Foreign Currency Loan Sublimit”:  Shall mean the Equivalent Amount of $25,000,000 for all Foreign Currency Loans, in the aggregate at any time outstanding.

“Foreign Exchange Agreement” shall mean any agreement entered into by the Company and/or any Restricted Subsidiary of the Company providing, in substance, for the sale or exchange by the Company or such Restricted Subsidiary at a future date of an amount of one or more currencies for an amount of one or more other currencies.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

“Hedging Agreement”  shall mean any Interest Rate Agreement, treasury lock or forward starting swap, Foreign Exchange Agreement, commodity price protection agreement, interest rate swap, or other interest or currency exchange rate or commodity price and energy hedging agreements, entered into for the purpose of hedging the Companies’ exposure to interest or exchange rates, loan credit exchange, security or currency valuations or commodity prices, whether such exposure exists at the inception of the Hedging Agreement or is anticipated to arise thereafter, and not for speculative purposes.

“Indebtedness” shall mean, and shall include, as to any Person, at a particular time, (a) all indebtedness for borrowed money or for the deferred purchase price of Property or services in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which such Person otherwise assures a creditor against loss (excluding liability under negotiable instruments endorsed by such Person in the ordinary course of business for collection or deposit), (b) obligations of such Person, contingently or otherwise, as obligor, guarantor or otherwise under leases of real or personal property or any comparable arrangement with respect to use or title which are, shall have been, or should be, in accordance with GAAP, capitalized, (c) indebtedness arising under acceptance facilities and the face amount of all letters of credit (excluding letters of credit used by that Person to secure obligations of that Person to the extent such obligations otherwise constitute Indebtedness of such Person) issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all liabilities secured by any Lien on any Property owned by such Person even if such Person has not assumed or otherwise become liable for the payment thereof, (e) any liability of such Person or a Commonly Controlled Entity to a Plan, and (f) any other obligations (other than deferred taxes) which are required by GAAP to be shown as liabilities on its balance sheet and which are payable or remain unpaid.

“Interest Payment Date” shall mean (a) as to any Floating Rate Loan, the last day of each March, June, September and December commencing on the first of such days to occur after a Floating Rate Loan is made or a Eurodollar Loan is converted to a Floating Rate Loan and at maturity, (b) as to any Eurodollar Loan, the last day of each Interest Period, unless the duration of such Interest Period exceeds three months, in which case the Interest Payment Date shall be the date that is three months after the first day of such Interest Period and also the last day of such Interest Period, and, in all cases, at maturity.

“Interest Period” shall mean with respect to any Eurodollar Loan:

(i)  initially, the period commencing on, as the case may be, the borrowing or conversion date with respect to such Eurodollar Loan and ending one, two, three, or six months thereafter, as selected by the Company, as the case may be, in its notice of borrowing provided in subsection 2.4 or its notice of conversion as provided in subsection 2.8; and

(ii)  thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Rate Loan and ending one, two, three or six months thereafter as selected by the Company in a notice satisfying subsection 2.4 given before the end of the next preceding Interest Period (and if the Company fails to give such notice the Company shall be deemed to have selected the Prime Rate), provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)  if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B)  any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(C)  any Interest Period which would otherwise extend beyond the Termination Date shall end on the Termination Date; and

(D)  for purposes of determining the availability of Interest Periods in respect of  Eurodollar Loans, such Interest Periods shall be deemed available if the Administrative Agent is able to quote a rate as provided in the definition of LIBOR Rate.

“Interest Rate Agreement” shall mean any agreement entered into by the Company and/or any Restricted Subsidiary of the Company providing, in substance, for the Company or such Restricted Subsidiary to pay to the other party or parties thereto a fixed or fluctuating rate amount, and receive from the other party or parties thereto a fluctuating or fixed rate amount, respectively, applied to a notional principal amount, under such agreement.

“Invitation to Tender for Bid Banker’s Acceptances” shall mean an invitation substantially in the form of Exhibit D-1 hereto, given by the Administrative Agent on behalf of the Company pursuant to subsection 2.19(c) hereof.

“Invitation to Tender for Bid Loans” shall mean an invitation substantially in the form of Exhibit D-2 hereto, given by the Administrative Agent on behalf of the Company pursuant to subsection 2.20(c) hereof.

“Liabilities” shall mean, as to any Person, at any date, all items which would, in conformity with GAAP be classified as liabilities on a balance sheet of such Person at such date but shall specifically exclude obligations which are offset by rights to payment as a bondowner under Phantom Bonds.

“LIBOR Rate” shall mean, with respect to each Interest Period applicable to Eurodollar Loans, including, as applicable, Foreign Currency Loans, the rate per annum equal to the offered rate for deposits in United States Dollars (or the applicable Foreign Currency), for delivery of such deposits on the first day of such Interest Period, for the number of days comprised therein, which appears on the Telerate Page 3750 or the applicable Telerate Page with respect to the applicable Foreign Currency, as of 11:00 a.m., London time, on the day that is two Business Days preceding the first day of such Interest Period.  “Telerate Page 3750” means the display designated as page 3750 on Telerate System Incorporated (or such other page as may replace the

Page 3750 on that service for the purpose of displaying London interbank offered rates of major banks for United States Dollar deposits).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction), but shall not include a sale or lease in the ordinary course of business.

“Loans” shall mean, collectively, Revolving Loans (including any Foreign Currency Loans, Eurodollar Rate Loans and Floating Rate Loans comprising all or part of any Revolving Loans), Swing-Line Loans and Bid Loans; “Loan” shall mean a Revolving Loan (including any Foreign Currency Loan, Eurodollar Rate Loan or Floating Rate Loan comprising all or part of a Revolving Loan), a Swing- Line Loan or a Bid Loan, as the context may require.

“Loan Documents” shall mean this Agreement, the Notes, the Drafts, the drafts accepted in connection with the Bid Banker’s Acceptances and any schedule or exhibit thereto; one of the Loan Documents, a “Loan Document”.

“Maximum Liability Amount” shall mean, for any Restricted Subsidiary of the Company, (i) with respect to each Extension of Credit any proceeds of which are used to make a Valuable Transfer to such Restricted Subsidiary, the Amount of such Valuable Transfer, plus (ii) with respect to all proceeds of Extensions of Credit which are not used to make a Valuable Transfer to such Restricted Subsidiary, the lesser of (A) the Amount of such Extension of Credit and (B) the greatest of (1) ninety-five percent (95%) of the Adjusted Net Worth of such Restricted Subsidiary as of the end of the most recently concluded fiscal quarter of such Restricted Subsidiary ended on or prior to the date of such Extension of Credit, (2) ninety-five percent (95%) of the highest Adjusted Net Worth of such Restricted Subsidiary at the end of any fiscal quarter of such Restricted Subsidiary subsequent to the fiscal quarter referred to in clause (B)(1) and prior to the earlier of the date of the commencement of a case under Title 11 of the United States Code involving the Company or such Restricted Subsidiary or enforcement against the Company or such Restricted Subsidiary is sought and (3) ninety-five percent (95%) of the Adjusted Net Worth of such Restricted Subsidiary at the earlier of the date of the commencement of a case under Title 11 of the United States Code involving the Company or such Restricted Subsidiary and the date enforcement against the Company or such Restricted Subsidiary is sought. For purposes of the foregoing definition, the term “Amount” shall mean (a) with respect to Loans or advances constituting Extensions of Credit, the unpaid principal amount thereof and accrued interest thereon, (b) with respect to bankers’ acceptances constituting Extensions of Credit, the face amount thereof, together with fees and interest in respect thereof and (c) with respect to any other Extension of Credit, the aggregate amount of the liability of the Company or any Restricted Subsidiary in respect thereof.

“Minimum Adjusted Consolidated Net Worth” shall mean (i) at December 31, 2005, $625,000,000; and (ii) at the end of each calendar year thereafter through December 30 of the following calendar year, the Minimum Adjusted Consolidated Net Worth shall be the Minimum

Adjusted Consolidated Net Worth as of the end of the immediately prior calendar year, plus 40% of the Companies’ net income during the calendar year then ended (as computed in accordance with GAAP), without reduction to reflect any net loss, but after deduction of S Corporation Tax Distributions.

“Minimum Interest Coverage Ratio” shall mean, at any date, the ratio of (i) net income plus (A) income tax expense (or minus any income tax credit), whether current or deferred, to the extent deducted from (or added to) income before taxes in determining net income, (B) interest expense, (C) depreciation expense, (D) amortization expense, (E) rent expense and (F) any losses (or minus any gains) arising from the sale of assets, each as determined in accordance with GAAP consistently applied on a consolidated basis for the Company and its Restricted Subsidiaries, but excluding any equity of the Company or any Restricted Subsidiary in the unremitted earnings of any Unrestricted Subsidiary and further excluding earnings of any Unrestricted Subsidiary prior to its becoming a Restricted Subsidiary, for the four consecutive quarterly periods ended on such date to (ii) the sum of interest expense and rent expense, each as determined in accordance with GAAP consistently applied on a consolidated basis for the Company and its Restricted Subsidiaries for the four consecutive quarterly periods ended on such date.

“Month” shall mean any calendar month.

“Multiemployer Plan” shall mean, as to any Person, a Plan of such Person which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Notes” shall mean, collectively, the Revolving Notes, the Swing-Line Note and the Bid Loan Notes; “Note” shall mean a Revolving Note, the Swing-Line Note or a Bid Loan Note, as the context may require.

“Notice of Drawing” shall have the meaning specified in subsection 2.18(b) hereof.

“Obligations” shall mean all the unpaid principal amount of, and accrued interest on, the Notes, and all other obligations and liabilities of the Company or any Subsidiary of the Company to the Administrative Agent or the Banks under, arising out of or in connection with this Agreement or the Notes or the other Loan Documents (including, without limitation, fees and expenses), whether now existing or hereafter incurred, direct or indirect, absolute or contingent, matured or not matured, joint or several, whether for principal, interest, reimbursement obligations or other obligations under or with respect to Acceptances or Bid Banker’s Acceptances, fees, expenses or otherwise.

“Other Taxes” shall have the meaning specified in subsection 2.22(ii).

“Outstandings” shall mean at the time of any determination, with respect to any Bank, without duplication, the sum of (i) the aggregate unpaid principal balance of all Revolving Loans (including, without limitation the unpaid principal balance of all Foreign Currency Loans), Bid Loans and, in the case of the Administrative Agent, Swing-Line Loans made by such Bank, (ii) such Bank’s Pro Rata Share of the aggregate unpaid face amount of all outstanding Acceptances, (iii) such Bank’s Pro Rata Share of any outstanding obligations to make payment with respect to Acceptances, (iv) the aggregate unpaid face amount of all Bid Banker’s Acceptances created by such Bank, and (v) such Bank’s outstanding obligations to make payment with respect to Bid Banker’s Acceptances created by such Bank.

“Partially Accepted Bid” shall have the meaning specified in subsection 2.19(f)(1), with respect to Bid Bankers’ Acceptances, and in subsection 2.20(f)(1), with respect to Bid Loans.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Person” shall mean an individual, partnership, joint venture, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

“Phantom Bonds” shall mean bonds issued in registered form under an indenture of trust by a state, municipality or political subdivision of either, if and only if: (i) the proceeds of such bonds are used by the issuer to purchase assets (other than Restricted Property); (ii) the issuer, as lessor, simultaneously leases the purchased assets to the Company or a Restricted Subsidiary, as lessee; (iii) the lease obligates the Company or Restricted Subsidiary that is lessee to make payments in amounts and at times sufficient to pay all debt service on the bonds and the lessee guarantees payment of the bonds; (iv) the lease provides that the lessee may re-purchase the leased assets for a nominal consideration at such time as the bonds have been paid in full; (v) the issuer assigns its interest in the lease and the leased assets to a trustee for the benefit of the holders of such bonds, and grants the trustee a perfected lien on the lease and leased assets, to secure payment of such bonds; and (vi) the lessee under the lease purchases and continues to hold all of the issue of bonds.

“Plan” shall mean as to any Person any employee benefit plan that is covered by ERISA and in respect of which that Person or a Commonly Controlled Entity of that Person is (or would be, within the five-year period prior to termination of such plan, deemed under Section 4069 to be) an “employer” as defined in Section 3(5) of ERISA.

“Pounds Sterling” or “Pounds” shall mean the currency of the United Kingdom.

“Prime Rate” shall mean the rate per annum publicly announced from time to time by U.S. Bank National Association in Minneapolis as its “Prime Rate,” which may be a rate at, above or below the rate at which U.S. Bank National Association lends to other persons.

“Pro Rata Share” shall mean: (i) with respect to any Bank listed in the preamble to this Agreement, the proportion, expressed as a percentage, which that Bank’s initial Commitment, as set out in Exhibit E-1 bears to the initial Total Commitments, as set out on Exhibit E-1, and as adjusted to reflect any assignment of all or a portion of the Commitments pursuant to subsection 9.9(c); and (ii) with respect to any Assignee, as defined in subsection 9.9(c), the Pro Rata Share assigned to that Assignee.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

“Required Banks” shall mean, at any date, Banks having an aggregate Pro Rata Share of at least 51%.

“Requirement of Law” shall mean, as to any Person, the Articles of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, specifically including but not limited to ERISA and applicable environmental, occupational, safety and health and other labor laws, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Percentage” shall mean, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board (or any successor or any other Governmental Authority), for determining the reserve requirement for the Administrative Agent in respect of new non-personal time deposits in dollars in Minneapolis, Minnesota having a maturity comparable to the relevant Interest Period for any advance and in an amount of $100,000 or more.

“Responsible Officer” shall mean, as to any of the Company or the Subsidiaries, the officers designated as Responsible Officers on the Designation of Responsible Officers form attached hereto as Exhibit U, as the same may be amended or replaced from time to time; provided, however, that as to any statements or certificates furnished in connection with this Agreement with respect to any financial matters (other than any writing delivered pursuant to Section 2.4 and 2.17), “Responsible Officer” shall mean the Senior Vice President of Finance or Treasurer in the case of the Company and the Treasurer in the case of any Subsidiary.

“Restricted Property” shall mean all assets of the Company and the Restricted Subsidiaries that are properly classified as current assets, in accordance with GAAP (including, specifically, cash, accounts receivable and inventory), whether now or hereafter acquired.

“Restricted Subsidiary” shall mean and include a Person whose financial statements are required to be consolidated with the Company’s financial statements in accordance with GAAP and which Person either (i) is a party to this Agreement, (ii) is designated as such in Exhibit F hereto, or (iii) is subsequently designated as such by resolution of the Board of Directors of such Person, provided that such designation would not result in the violation of any of the terms of this Agreement and provided, further, that the Company and such subsequently designated Restricted Subsidiary have each executed and delivered to the Administrative Agent a Restricted Subsidiary Agreement (in sufficient counterparts for distribution of an executed original to each Bank), together with an opinion of in-house counsel to the Company to the effect that the Restricted Subsidiary Agreement has been duly and validly authorized, executed and delivered by the proposed new Restricted Subsidiary and constitutes the valid and binding obligation of such proposed Restricted Subsidiary, enforceable against such Restricted Subsidiary in accordance with its terms and, pursuant to said Restricted Subsidiary Agreement, the proposed Restricted Subsidiary is jointly and severally obligated with respect to the payment of all Obligations outstanding and to be outstanding under this Agreement (subject to the right of such

Restricted Subsidiary to cease to be a Restricted Subsidiary pursuant to the next sentence of this definition).  A Restricted Subsidiary may be designated an Unrestricted Subsidiary by resolution of the Board of Directors of the Company provided that (y) the Company provides at least ten (10 days prior written notice of the effective date of such designation to the Administrative Agent and (z) as of the effective date of such designation, no Default or Event of Default then exists and such designation would not result in a Default or Event of Default, and would not have resulted in a Default or Event of Default had such designation occurred as of the end of the fiscal quarter ending most recently prior to the date of such designation.

“Restricted Subsidiary Agreement” shall mean an agreement in the form of Exhibit P attached hereto.

“Revolving Loan” shall have the meaning specified in subsection 2.2 hereof.

“Revolving Loan Facility” shall mean the credit facility granted by the Banks to the Companies pursuant to subsections 2.1 and 2.2 through 2.16 hereof.

“Revolving  Note” shall have the meaning specified in subsection 2.3 hereof.

“S Corporation Tax Distributions” shall mean distributions made to the Company’s shareholders to pay state and federal income taxes incurred by such shareholders on account of their status as such for any year in which the Company has elected to be taxed as an S Corporation under the Code calculated at the highest state and federal marginal tax rates applicable to such shareholders, taking into account the character of each separately stated item of taxable income, the federal tax benefit for state taxes and the phase-out of itemized deductions and credits and other offsets to tax.

“Single Employer Plan” shall mean, as to any person, any Plan of such Person which is not a Multiemployer Plan.

“Swing-Line Loan” shall have the meaning specified in subsection 2.17(a) hereof.

“Swing-Line Loan Facility” shall mean the credit facility granted by the Banks to the Companies pursuant to subsections 2.1 and 2.17 hereof.

“Subsidiary” shall mean, as to any Person, any corporation or other entity (including, without limitation, limited liability companies, partnerships, joint ventures and associations) of which shares of stock (or other ownership interests) having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation or such other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Termination Date” shall mean December 7, 2010 or such later date to which the Termination Date is extended pursuant to subsection 2.3(b) hereof.

“Total Available Commitments” shall mean, at any time, as to all the Banks collectively, the sum of the Available Commitments of all the Banks at such time.

“Total Commitments” shall mean, at any time, as to all the Banks collectively, the sum of the Commitments of all the Banks at such time.

“Total Outstandings” shall mean, at any time, as to all the Banks collectively, the sum of the Outstandings of all the Banks at such time.

“UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of Minnesota; provided that, in the event, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority or remedies with respect to the Administrative Agent or any Bank’s security interest (if any) in the Companies’ Property is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Minnesota, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for the purposes of the provisions hereof relating to such attachment, perfection, priority or remedies and for purposes of definitions relation to such provisions.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Company, other than a Restricted Subsidiary and any other Person whose financial statements are required to be consolidated with the Company’s financial statements in accordance with GAAP but which Person is not a Restricted Subsidiary.

“Unrestricted Subsidiary Trade Payables” shall mean a right of the Company or a Restricted Subsidiary to payment for goods sold or leased or services rendered to an Unrestricted Subsidiary, provided that such right to payment:  (i) arose out of the sale or lease of goods or services, in the ordinary course of business and within the United States; (ii) is the valid, binding and legally enforceable obligation of the Unrestricted Subsidiary; (iii) has payment terms consistent with those imposed by the seller in similar transactions not involving Unrestricted Subsidiaries; (iv) is not past due; and (v) is not, as reasonably determined by the Administrative Agent, uncollectible.

“Valuable Transfer” shall mean, in respect of any Subsidiary of the Company, (i) all proceeds of all Extensions of Credit received directly by such Subsidiary, and all loans, advances or capital contributions made to such Subsidiary with proceeds of Extensions of Credit, (ii) all debt securities of such Subsidiary acquired with proceeds of Extensions of Credit, (iii) the fair market value of all property acquired with proceeds of Extensions of Credit and transferred to such Subsidiary, (iv) all equity securities of such Subsidiary acquired with proceeds of Extensions of Credit and (v) as the case may be, the interest on, and the reimbursement obligations relating to, such Extensions of Credit the proceeds of which are used to make such a Valuable Transfer.

“Voting Stock” shall mean securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

“Yen” means the lawful currency of Japan.

1.2.  Other Definitional Provisions.

(a)  All terms defined in this Agreement shall have the defined meanings when used in the Loan Documents, including, but not limited to, the Notes or any certificate or other document made or delivered pursuant hereto.

(b)  As used herein and in the Notes, the Loan Documents and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Companies not defined in subsection 1.1 hereof, and accounting terms partly defined in subsection 1.1 hereof to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, paragraph, clause, schedule and exhibit references are to this Agreement unless otherwise specified.  The word “including” shall be used in this Agreement to be inclusive, not limiting and shall be deemed to be followed by the words “without limitation”.  Unless the context otherwise clearly requires, the singular shall include the plural.

SECTION 2.  AMOUNTS AND TERMS OF CREDIT FACILITIES

2.1.  Establishment of Facilities.  Subject to the terms and conditions hereof, the Banks hereby establish credit facilities for the Companies, consisting of a Revolving Loan Facility under which the Banks may make Revolving Loans, including Foreign Currency Loans, in accordance with subsections 2.2 through 2.16 hereof, a Swing-Line Loan Facility under which the Administrative Agent may make Swing-Line Loans in accordance with subsection 2.17 hereof, an Acceptance Facility under which the Administrative Agent may create Acceptances in accordance with subsection 2.18 hereof, a Bid Banker’s Acceptance Facility under which the Banks may create Bid Banker’s Acceptances in accordance with subsection 2.19 hereof, and a Bid Loan Facility under which the Banks may make Bid Loans in accordance with subsection 2.20 hereof; provided, however, that in no event shall the Companies be entitled to receive any Extension of Credit hereunder if, after giving effect thereto, the Total Outstandings would exceed the Total Commitments.

2.2.  The Revolving Loan Facility.

(a)  Revolving Loan Commitments.  Subject to the terms and conditions hereof, each Bank severally, but not jointly, agrees to make Loans on a revolving credit basis (“Revolving Loans”) during the Commitment Period in an aggregate principal amount at any time outstanding not to exceed that Bank’s Commitment; provided, however, that a Bank shall not be obligated to make a Revolving Loan if (i) such Revolving Loan, together with any other Extensions of Credit made concurrently therewith by such Bank under this subsection 2.2 or in the form of a participation or participations in Acceptances under subsection 2.18 hereof, would exceed such Bank’s Available Commitment or, (ii) after giving effect to the making of such Revolving Loan and any payment of Outstandings made directly by the Administrative Agent, for the account of the Companies, from the proceeds of such Revolving Loan, the Total Outstandings would exceed the Total Commitments.  During the Commitment Period, the Companies may use the Commitments by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.

(b)  Interest Rate Options.  The Revolving Loans, except for Foreign Currency Loans, may be (i) Eurodollar Loans, (ii) Floating Rate Loans, or (iii) part Eurodollar Loans and/or part Floating Rate Loans as determined by the Company and notified to the Administrative Agent in accordance with subsection 2.4 hereof;  provided, that no Eurodollar Loan shall be made later than the day that is one month or thirty days, respectively, prior to the Termination Date.  Except as otherwise provided in Sections 2.12 and 2.13, Foreign Currency Loans shall be Eurodollar Loans.

(c)  Failure to Specify Interest Rate Option.  If the Company requests a Revolving Loan but fails to specify an interest rate option, or in the case of a Eurodollar Loan, an Interest Period, or if any notice required in this subsection 2 is inadequate or untimely, the Company shall be deemed to have requested a Floating Rate Loan.  Foreign Currency Loans will not be advanced unless the Company specifies the initial Interest Period.

(d)  Foreign Currency Loans.  Subject to the limitations of Subsection 2.2(a) above, the Company may request that Revolving Loans be made as Foreign Currency Loans provided that no Foreign Currency Loan will be made that would cause the total outstanding principal amount of all Foreign Currency Loans to exceed the Foreign Currency Loan Sublimit.

2.3.  Revolving Notes; Extension of Termination Date.

(a)  Revolving Notes.  The Revolving Loans made by each Bank pursuant hereto shall be evidenced by a promissory note of the Companies substantially in the form of Exhibit G-1-1 (individually a “Revolving Note”; collectively, “Revolving Notes”), with appropriate insertions as to principal amount, payable to the order of such Bank and representing in the aggregate the Obligation of the Companies to pay the lesser of (a) the amount of the Commitment of such Bank and (b) the aggregate unpaid principal amount of all Revolving Loans (including such Bank’s Pro Rata Share of any Foreign Currency Loans) made by such Bank, with interest thereon as prescribed in subsection 2.9 hereof.  Upon any borrowing, prepayment or conversion as provided in subsections 2.4, 2.7 and 2.8 hereof, each Bank is hereby authorized to record the date and amount of each Loan (or conversion) made by such Bank, the date and amount of each payment or prepayment of principal thereof, and the Interest Period and interest rate with respect to any Eurodollar Rate portion thereof, in its books and records and/or on a schedule attached to its Revolving Note; provided, however, that any failure by a Bank to make any such entry or error in making such entry shall not limit or otherwise affect the Obligations of the Companies hereunder and on that Bank’s Revolving Note.  Each Revolving Note shall (a) be dated the Effective Date, (b) mature on the Termination Date, when all amounts then remaining outstanding under that Note shall be due and payable in full and (c) bear interest for the period from and including the date each Revolving Loan is made to but not including the date of payment in full thereof, on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in subsections 2.9(a) through (c) hereof.  Interest on each Revolving Note shall be payable as specified in subsection 2.9(e) hereof.

(b)  Extension of Termination Date.  By or before the 60th day, but not earlier than the 90th day, prior to each anniversary of the Effective Date, the Company may deliver to the Administrative Agent a written request to extend the Termination Date to the next anniversary of the Termination Date then in effect.  The Administrative Agent shall, promptly after its receipt of such a request, request that each Bank indicate in writing if that Bank has approved the requested extension.  If and only if a requested extension is agreed to by each Bank, in its sole discretion, by the 30th day prior to such anniversary of the Effective Date, the Termination Date shall be extended to the next anniversary of the Termination Date then in effect.  As soon as is practicable after such extension has been approved by the Banks, the Administrative Agent shall notify the Company of such fact, and the parties to this Agreement shall enter into such documents as the Administrative Agent deems necessary to evidence such extension.  The Banks shall be under no obligation or commitment to extend the Termination Date beyond [December 7, 2010] or any subsequently specified Termination Date, and no such obligation or commitment on the part of any Bank should be inferred from the provisions of this Section.  No extension shall take effect if a Default or Event of Default exists on the existing Termination Date.

2.4.  Procedure for Borrowing Revolving Loans.

(a)  US Dollar Loans.  The Companies may borrow Revolving Loans during the Commitment Period on any Business Day, if such Revolving Loans are to be Eurodollar Loans or Floating Rate Loans; provided, that the Company shall give the Administrative Agent irrevocable notice in writing by telecopier or orally, which notice must be received by the Administrative Agent prior to 11:00 A.M., Minneapolis, Minnesota time, (a) two Business Days prior to the requested Borrowing Date, in the case of Revolving Loans which are to be Eurodollar Loans, and (b) the same day, in the case of Revolving Loans which are to be Floating Rate Loans, specifying in each case (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the Revolving Loans are to be Eurodollar Loans, Floating Rate Loans or a combination thereof, (iv) if the Revolving Loans are to be entirely or partly Eurodollar Loans, the length of the Interest Period for each such Eurodollar Loan.  Upon receipt of such notice from the Company, the Administrative Agent shall promptly notify each Bank thereof.  Each Bank will make the amount of its Pro Rata Share of each borrowing available to the Administrative Agent for the account of the Companies at the office of the Administrative Agent set forth in subsection 9.2 hereof prior to 1:00 p.m., Minneapolis, Minnesota time on the Borrowing Date in funds immediately available to the Administrative Agent as the Administrative Agent may direct.  The amounts so made available to the Administrative Agent shall be made available on such date to the Companies by the Administrative Agent by crediting the account of the Company on the books of such office of the Administrative Agent with the aggregate of such amounts in like funds as received by the Administrative Agent or in such manner as the Company shall request in writing.

(b)  Foreign Currency Loans.  The Companies may borrow Foreign Currency Loans during the Commitment Period on any Business Day; provided, that the Company shall give the Administrative Agent irrevocable notice in writing by telecopier or orally, which notice must be received by the Administrative Agent prior to 11:00 A.M., Minneapolis, Minnesota time, four Business Days prior to the requested Borrowing Date specifying in each case (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) the length of the initial Interest Period for each such Foreign Currency Loan and (iv) the Foreign Currency in which such Foreign Currency Loan is to be disbursed.  Upon receipt of such notice from the Company the Administrative Agent shall promptly notify each Bank thereof.  The Administrative Agent will make the Foreign Currency Loan in the specified Foreign Currency available to the Company at the office of the Administrative Agent on the Borrowing Date by crediting the account of the Company on the books of the Administrative Agent or in such manner as the Company shall request in writing.  Unless a Bank shall have notified the Administrative Agent, prior to its making of any Foreign Currency Loan, that any applicable condition precedent set forth in Section 4 had not then been satisfied, each Bank will make its Pro Rata Share of each Foreign Currency Loan available to the Administrative Agent in the applicable Foreign Currency prior to 1:00 p.m., Minneapolis, Minnesota time on the Borrowing Date in funds immediately available to the Administrative Agent.  In the event that any Bank fails to make payment to the Administrative Agent of any amount due under this Section 2.4(b), the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to the Administrative Agent hereunder until the Administrative Agent receives from such Bank an amount sufficient to discharge such Bank’s payment obligation as prescribed in this Section 2.4(b) together with interest thereon at the Federal Funds Rate for each day during the period commencing on the Borrowing Date for such Foreign Currency Loan and ending on the date such obligation is fully satisfied.

(c)  All Revolving Loans.  Any written request for Revolving Loans (including Foreign Currency Loans) shall be in the form of Exhibit Q or other form reasonably acceptable to the Administrative Agent and containing the information required by Exhibit Q, and shall be signed by a Responsible Officer or a person designated as authorized to make such requests in a writing signed by a Responsible Officer.  Any oral request for Revolving Loans shall be made by a Responsible Officer or a person designated as authorized to make such requests in a writing signed by a Responsible Officer and shall be confirmed by a writing in the form of Exhibit Q or other form reasonably acceptable to the Administrative Agent and containing the information required by Exhibit Q, signed by a Responsible Officer or a person designated as authorized to make such requests in a writing signed by a Responsible Officer, which written confirmation shall be delivered by telecopier to the Administrative Agent on the Borrowing Date of the Revolving Loans in question.  Each borrowing of Revolving Loans shall be in a minimum aggregate principal amount as to all Revolving Loans requested in such borrowing of (a) $5,000,000 or a whole multiple of $100,000 in excess thereof for Eurodollar Loans, and (b) $2,500,000 or a whole multiple of $100,000 in excess thereof for Floating Rate Loans.

2.5.  Fees.

(a)  The Companies agree to pay to the Administrative Agent for the pro rata account of each Bank during the period beginning on and including the Effective Date and ending on the Termination Date, a facility fee determined by applying the Applicable Fee Percentage to the average daily Commitment of such Bank during the period for which payment is made.  Facility fees are payable on the last day of each March, June, September and December and on the Termination Date, commencing on the first of such dates to occur after the Effective Date.  Facility fees are payable by debit to the Company’s account.  Facility fees shall be adjusted as and when the Applicable Fee Percentage changes due to changes in the Minimum Interest Coverage Ratio.

(b)  The Companies agree to pay to the Administrative Agent, for the account of each Bank that created Bid Banker’s Acceptances which were outstanding during the relevant period, a Bid Banker’s Acceptance fee equal to an amount computed at the rate of 1/10 of 1% per annum on the average daily face amount of Bid Banker’s Acceptances of such Bank outstanding during the period for which payment is made.  Bid Banker’s Acceptance fees are payable on the last day of each March, June, September and December and on the Termination Date, commencing on the first of such dates to occur after the Effective Date.  Bid Banker’s acceptance fees are payable by debit to the Company’s account.  Bid banker’s Acceptance fees shall be pro rated among the Banks that created Bid Banker’s Acceptances which were outstanding during the relevant period based on the average daily face amount of Bid Banker’s Acceptances of each such Bank outstanding during the period for which payment is made.

(c)  The Companies agree to pay to the Administrative Agent, for the account of each Bank that made Bid Loans which were outstanding during the relevant period, a Bid Loan fee equal to an amount computed at the rate of 1/10 of 1% per annum on the average daily principal amount of Bid Loans made by such Bank outstanding during the period for which payment is made.  Bid Loan fees are payable on the last day of each March, June, September and December and on the Termination Date, commencing on the first of such dates to occur after the Effective Date.  Bid Loan fees are payable by debit to the Company’s account.  Bid Loan fees shall be pro rated among the Banks that made Bid Loans which were outstanding during the relevant period based on the average daily principal amount of Bid Loans made by each such Bank outstanding during the period for which payment is made.

2.6.  Termination or Reduction of Commitments. The Companies shall have the right, upon not less than five Business Days’ irrevocable written notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce pro rata the amount of each Bank’s Commitment, provided that: (i) in the case of a termination of the Commitments, the Companies shall, concurrently with such termination, prepay in full the Total Outstandings in accordance with subsection 2.22 hereof, together with the accrued interest thereon to the date of such prepayment, any accrued but unpaid Bid Banker’s Acceptance fees, Bid Loan fees, facility fees and Administrative Agent’s fees and any amounts payable in accordance with subsection 2.15; and (ii) in the case of a reduction that reduces the Total Commitments to an amount less than the Total Outstandings, the Companies shall prepay the Total Outstandings in accordance with subsection 2.22 in an aggregate amount equal to the amount by which Total Outstandings exceed the Total Commitments as so reduced, any such prepayment to be accompanied by the payment of accrued interest thereon to the date of such prepayment and any amounts payable in accordance with subsection 2.15.  Any such reduction shall be in an aggregate amount, as to all Commitments, of not less than $10,000,000, or any whole multiple thereof, and shall reduce permanently the amount of the Commitments then in effect.

2.7.  Optional Prepayments, Mandatory Prepayments, Deposits, Currency of Payment.

(a)  Optional Prepayments.  Subject to subsection 2.15 hereof, the Companies may, at their option, prepay the Revolving Loans in whole or in part, (i) upon at least three Business Days’ irrevocable notice to the Administrative Agent, in the case of Eurodollar Loans, and (ii) upon the same Business Day’s irrevocable notice to the Administrative Agent, in the case of Floating Rate Loans, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Floating Rate Loans or a combination thereof, and, if a combination thereof, the amount of prepayment allocable to each.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Bank thereof.  If such notice is given, the Companies shall make such prepayment, and the payment amount specified in such notice shall be due and payable by 11:00 a.m. (Minneapolis, Minnesota time) on the date specified therein, together with accrued interest to such date on the amount prepaid and, in the case of Eurodollar Loans, any amounts due under subsection 2.15 hereof.

(b)  Mandatory Prepayments.  If at any time the Total Outstandings exceed the Total Commitments, the Companies shall promptly prepay the Total Outstandings in an aggregate amount equal to such excess, such prepayment to be applied to the Total Outstandings in such order as the Company shall designate in writing to the Administrative Agent; provided, however, that any prepayment of Revolving Loans shall be applied pro rata to the outstanding principal balances of the Banks’ respective Revolving Notes in accordance with their respective Pro Rata Shares.

(c)  Foreign Currency Fluctuation.  If at any time, solely as a result of fluctuations in currency exchange rates:

(i)            the Total Outstandings exceed one hundred five percent (105%) of the Total Commitments, the Companies for the ratable benefit of the Banks shall immediately prepay Revolving Loans in an aggregate amount such that after giving effect thereto the Total Outstandings are less than or equal to the Total Commitments; or

(ii)           the Dollar Amount of all outstanding Foreign Currency Loans exceeds one hundred twenty percent (120%) of the Foreign Currency Sublimit, the Foreign Currency Borrowers shall on such date prepay Foreign Currency Loans in an aggregate amount such that after giving effect thereto the Dollar Amount of all such Foreign Currency Loans is less than or equal to the Foreign Currency Sublimit.

(d)  Deposits.  Whenever, by the application of the provisions of subsections 2.6, 2.7(b) or 7.2 hereof, the Companies are required to make payments or prepayments with respect to a portion of the Total Outstandings which consists of outstanding Acceptances or Bid Banker’s Acceptances, the Companies shall deposit with the Administrative Agent funds in an amount equal to the remainder of (i) the aggregate face amount of all such outstanding Acceptances and Bid Banker’s Acceptances included in such portion of the Total Outstandings which is to be paid or prepaid minus (ii) the aggregate amount already on deposit with the Administrative Agent with respect to such outstanding Acceptances and Bid Banker’s Acceptances, which funds shall be held by the Administrative Agent as collateral for the associated Obligations, and the Companies hereby grant to the Administrative Agent, for the benefit of itself and the Banks, a security interest in funds so deposited to secure such Obligations.  The Administrative Agent shall apply the funds so deposited to such Acceptances and Bid Banker’s Acceptances as they mature.  If the Companies deposit funds as required by this subsection 2.7(b), then, after the maturity of the last of such Acceptances and Bid Banker’s Acceptances and after application of the funds so deposited to the payment of such Acceptances and Bid Banker’s Acceptances, the Administrative Agent shall promptly remit to the Company an amount determined by multiplying (x) the face amount of each of such Acceptances and Bid Banker’s Acceptances by (y) a fraction, the numerator of which is the number of days between the date of payment of such funds by the Companies and the last maturity date of such Acceptances and Bid Banker’s Acceptances and the denominator of which is 360 by (z) a per annum rate equal to the rate per annum which the Administrative Agent would offer to pay on its certificates of deposit issued in the United States at approximately 12:00 noon (Minneapolis, Minnesota time) on the Business Day preceding the payment of such funds to the Administrative Agent in a dollar amount comparable to the funds so paid and having a maturity equal to the weighted average remaining term of such Acceptances and Bid Banker’s Acceptances at the time such funds were deposited by the Companies.

(e)  Currency of Payment.  All Loans shall be repaid and each payment of interest thereon shall be paid in the currency in which such Loan was made.  Notwithstanding the foregoing provisions of this Section 2.7(e), if, after the making of any Loan in any currency other than U.S. Dollars, currency control or exchange regulations are imposed in the country which issues such Foreign Currency, with the result that different types of such Foreign Currency (the “New Currency”), are introduced and the type of currency in which the Loan was made (the “Original Currency”) no longer exists or the Companies are not able to make payment to the Administrative Agent for the account of the Banks, in such Original Currency, then all payments to be made by the Companies hereunder in such currency shall be made to the Administrative Agent in such amount and such type of the New Currency or U.S. Dollars as shall be the Equivalent Amount of such payment otherwise due hereunder in the Original Currency, it being the intention of the parties hereto that the Companies take all risks of the imposition of any such currency control or exchange regulations.

2.8.  Conversion Options.

(a)  The Company may elect from time to time to convert Loans (except Foreign Currency Loans) from Eurodollar Loans to Floating Rate Loans (in minimum amounts of $100,000) by giving the Administrative Agent at least two Business Days prior irrevocable notice of such election in writing or by telex (received by the Administrative Agent by 11:00 a.m. Minneapolis, Minnesota time), provided, that any such conversion of Eurodollar Loans shall only be made on the last day of an Interest Period with respect thereto.  The Company may elect from time to time to convert Loans from Floating Rate Loans to Eurodollar Loans (in minimum amounts of $5,000,000 and whole multiples of $100,000 in excess thereof) by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election in writing or by telex (received by the Administrative Agent by 11:00 a.m. Minneapolis, Minnesota time).  Upon receipt of such notice, the Administrative Agent shall promptly notify each Bank thereof.  No Loan shall be converted to a Eurodollar Loan if a Default or Event of Default has occurred and is continuing on a day occurring two Business Days prior to the date of the conversion requested by the Company.  All conversions are subject to the limitations set forth in this Section 2.  No more than four Eurodollar Loans (excluding Foreign Currency Loans) may be outstanding at any one time.

(b)  Any Eurodollar Loan may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Company with the notice provisions contained in subsection 2.4 hereof; provided, that no Eurodollar Loan (except a Foreign Currency Loan) may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Floating Rate Loan on the last day of the then current Interest Period applicable thereto.  The Administrative Agent shall notify each Bank promptly upon becoming aware that such automatic conversion will occur.

2.9.  Interest Rates and Payment Dates.

(a)  The Eurodollar Loans shall bear interest during each Interest Period for such Eurodollar Loans at a rate per annum equal to the LIBOR Rate determined for such Interest Period plus the Applicable Margin;

(b)  The Floating Rate Loans shall bear interest for the period from and including the date thereof until maturity or conversion to a Eurodollar Loan on the unpaid principal amount thereof at a rate per annum equal to the Floating Rate plus the Applicable Margin;

(c)  Foreign Currency Loans shall bear interest during each Interest Period for such Loan at a rate per annum equal to the LIBOR Rate determined for such Interest Period plus the Applicable Margin.

(d)  On the occurrence and during the continuance of any Event of Default each Loan shall bear interest at the rate otherwise applicable thereto plus 2.0% per annum; and

(e)  Interest on the Loans shall be payable in arrears on each Interest Payment Date and on the date of repayment in full thereof.

(f)  All payments to be made by the Companies hereunder in respect of any Foreign Currency Loans shall be made in such funds as may then be customary for the settlement of international transactions in such Foreign Currency for the account of the Administrative Agent, at the office or branch from which the Loan was made not later than 12:00 noon (local time) on the date on which such payment shall become due.

2.10.  Computation of Interest and Fees.

(a)  Interest on Eurodollar Loans, Foreign Currency Loans, Swing-Line Loans, Bid Banker’s Acceptance fees, Bid Loan fees and facility fees, shall be calculated on the basis of a 360-day year for the actual days elapsed.  Interest on Floating Rate Loans shall be calculated on the basis of a 365/366 day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Company and each Bank of each determination of a LIBOR Rate.  Any change in the interest rate resulting from a change in the Floating Rate shall become effective as of the opening of business on the day on which such change in the Floating Rate shall become effective.  The Administrative Agent shall as soon as practicable after becoming aware thereof notify the Company and each Bank of the effective date and the amount of each such change in the Floating Rate or the Reserve Percentage.

(b)  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Companies and each Bank in the absence of manifest error.  The Administrative Agent shall, at the request of the Company or any Bank, deliver to the Company or such Bank a statement showing the computations used by the Administrative Agent in determining any interest rate pursuant to paragraph (a), (b) or (c) of subsection 2.9 hereof.

2.11.  Pro Rata Treatment and Payments.  Each borrowing of Revolving Loans by the Companies from the Banks, each payment (including any prepayment) by the Companies on account of the principal of and/or interest on the Revolving Loans and/or on account of any facility fee hereunder and/or any reduction of the Commitments shall be made pro rata determined by reference to the Pro Rata Share of each Bank.  All payments (including prepayments) made by the Companies on account of principal, interest and fees shall be made without set off or counterclaim to the Administrative Agent at its office referred to in subsection 9.2 hereof, in lawful money of the United States of America, or, as to Foreign Currency Loans, in the applicable Foreign Currency, and in each case, in immediately available funds.  The Administrative Agent shall distribute, promptly upon receipt in like funds as received, (a) to each Bank its Pro Rata Share of any payments received on Revolving Loans (including Foreign Currency Loans), (b) to itself any payments received on Revolving Loans and (c) to the applicable Bank any payments received on Bid Loans.  Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal.

2.12.  Inability to Determine Interest Rate.  In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Companies) that by reason of circumstances affecting the interbank Eurodollar market adequate and reasonable means do not exist for ascertaining the LIBOR Rate for any Interest Period with respect to (a) a proposed Revolving Loan that the Companies have requested be made as a Eurodollar Loan, (b) a Eurodollar Loan that will result from the requested conversion of another type of Loan into a Eurodollar Loan or (c) the continuation of a Eurodollar Loan beyond the expiration of the then current Interest Period with respect thereto (any such Eurodollar Loan being herein called an “Affected Loan”), the Administrative Agent shall forthwith give notice of such determination by telecopy, confirmed in writing, to each Bank and to the Company at least one day prior to, as the case may be, the requested Borrowing Date for such Affected Loan, the conversion date of a Loan to such an Affected Loan or the last day of such Interest Period.  If such notice is given (i) any requested Affected Loan shall be made as a Floating Rate Loan, (ii) any Loan that was to have been converted to an Affected Loan shall be continued as or converted to a Floating Rate Loan, and (iii) any outstanding Affected Loan shall be converted, on the last day of the then current Interest Period with respect thereto, to a Floating Rate Loan.  Until such notice has been withdrawn by the Administrative Agent, no further Affected Loan shall be made and the Company shall not have the right to convert Loans of another type to Affected Loans.

2.13.  Illegality.  Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall in the reasonable opinion of any of the Banks make it unlawful for any Bank to make, maintain or fund Eurodollar Loans as contemplated by this Agreement, or shall materially restrict the authority of such Bank to purchase or sell or take deposits of Eurodollars, (a) the commitment of such Bank hereunder to make Eurodollar Loans or to convert Floating Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Bank’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Floating Rate Loans on the next succeeding Interest Payment Date or within such earlier period as required by law.  The Companies hereby agree promptly to pay any Bank, upon its demand, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this subsection 2.13 including, but not limited to, any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder and any loss incurred in liquidating or re-employing deposits from which such funds were obtained (such Bank’s notice of such costs, as certified to the Company through the Administrative Agent, to be conclusive absent manifest error).  The agreements in this subsection shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

2.14.  Requirements of Law.

(a)  In the event that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, agency or instrumentality:

(1)  does or shall subject any Bank to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loans or Foreign Currency Loans made hereunder, or change the basis of taxation of payments to such Bank of principal, Bid Banker’s Acceptance, Bid Loan fees or facility fees, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of such Bank);

(2)  does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Bank that are not otherwise included in the determination of the LIBOR Rate hereunder;

(3)  does or shall impose on such Bank any other condition;

and the result of any of the foregoing is to increase the cost to such Bank of making, renewing or maintaining any Eurodollar Loan or Foreign Currency Loan or to reduce any amount receivable in respect thereof then, in any such case, the Companies shall promptly pay such Bank, upon its demand, any additional amounts necessary to compensate such Bank for such additional cost or reduced amounts receivable which such Bank deems to be material as determined by such Bank with respect to this Agreement, or the Eurodollar Loans or Foreign Currency Loans made hereunder.

(b)  In the event that any Bank shall have determined that the adoption of any law, rule, regulation, decree or regulatory requirement regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by the Bank or any corporation controlling the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or other Governmental Authority, agency or instrumentality does or shall have the effect of increasing the amount of capital required to be maintained by such Bank or such corporation with respect to Loans and that Bank’s Commitment above the amount of capital which would otherwise be required to be maintained by such Bank with respect thereto (taking into account such Bank’s internal policies and practices with respect to capital maintenance as of the date hereof), then and in any such case such Bank may, at any time within a reasonable period after the additional capital is required, notify the Company, and the Companies shall pay on demand such amounts as such Bank may specify to be necessary to compensate such other Bank for such additional capital, together with interest on such amount from the date demanded until payment in full thereof at a rate equal at all times to the Floating Rate plus the Applicable Margin per annum.  The determination by a Bank of any amount due pursuant to this subsection 2.14(b) as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest error, be final and conclusive and binding on all of the parties hereto.  Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this subsection, will give prompt written notice thereof to the Company, which notice shall show the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Companies’ obligations to pay additional amounts pursuant to this subsection.

(c)  If a Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Company, through the Administrative Agent, of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by a Bank, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error.

2.15.  Funding Losses.  The Companies agree to compensate each Bank upon its written request, for all losses, expenses and liabilities (including, without limitation, any interest paid by such Bank to lenders of funds borrowed by it to make or carry Eurodollar Loans to the extent not recovered by such Bank in connection with the re-employment of such funds) which such Bank may sustain: (a) if for any reason, other than a default by such Bank, a funding of a Eurodollar Loan does not occur on the date specified therefore in the Company’s request or notice as to such Eurodollar Loan under Section 2.4 or 2.7 hereof, or (b) if, for whatever reason (including, but not limited to, acceleration of the maturity of the Loans following an Event of Default), any repayment or prepayment of a Eurodollar Loan or a conversion pursuant to Section 2.8 occurs on any day other than the last day of the Interest Period applicable thereto.  A Bank’s request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent manifest error.  This covenant shall survive termination of this Agreement and payment of the outstanding Notes.

2.16.  Use of Proceeds of Loans.  The proceeds of the Loans shall be used by the Companies for general corporate purposes, including, but not limited to, printing press progress payments, deposits, lease payments, real estate expansion, press and bindery upgrades, auxiliary and miscellaneous equipment and acquisitions.  It is understood and agreed that the Loan proceeds will directly and/or indirectly benefit all of the Companies, which are engaged in a common enterprise, and that it is inappropriate, therefore, to apportion an advance of the Loan proceeds to any one of the Companies.

2.17.  The Swing-Line Loan Facility.

(a)  Swing-Line Commitments.  Upon the terms and subject to the conditions hereof, the Administrative Agent, in its capacity as a Bank, agrees, at any time and from time to time during the Commitment Period, to make loans (“Swing-Line Loans”) on a revolving credit basis in an aggregate principal amount at any time outstanding not to exceed $30,000,000; provided, however, that the Administrative Agent shall not be obligated make a Swing-Line Loan if, after giving effect to the making of such Swing-Line Loan and any payment of Outstandings made directly by the Administrative Agent, for the account of the Companies, from the proceeds of such Swing-Line Loan, the Total Outstandings would exceed the Total Commitments.  The Swing-Line Loans shall be evidenced by a promissory note of the Companies substantially in the form of Exhibit G-2 hereto (the “Swing-Line Note”), shall bear interest on the aggregate unpaid principal balance thereof outstanding from time to time at either the Floating Rate or a rate agreed upon in a separate writing by the Company and the Administrative Agent.  Swing-Line Loans shall mature on the Termination Date, when all amounts then outstanding under the Swing-Line Note shall be due and payable in full.  Interest on any Swing-Line Loan shall be payable on the last day of each March, June, September and December and at maturity.  Principal of any Swing-Line Loan may be prepaid at any time in whole or in part (in minimum amounts of $100,000 or an integral multiple thereof) and without premium or penalty of any kind.  Notice of prepayment of Swing-Line Loans shall be given to the Administrative Agent by the Company orally confirmed in writing by telecopier or in writing by telecopier, no later than 2:00 p.m. on the date of such prepayment.  The Administrative Agent, in its capacity as a Bank is hereby authorized to record the date and amount of each Swing-Line Loan and the date and amount of each payment or prepayment of principal thereof in its books and records and/or on a schedule attached to the Swing-Line Note; provided, however, that any failure by the Administrative Agent to make any such entry or error in making such entry shall not limit or otherwise affect the obligations of the Companies hereunder and on the Swing-Line Note.

(b)  Procedure for Borrowing.  The Companies may borrow Swing-Line Loans during the Commitment Period on any Business Day; provided, that the Company shall give the Administrative Agent irrevocable notice in writing by telecopier or orally confirmed the same day in writing by telecopier, which notice must be received by the Administrative Agent prior to 2:00 p.m., Minneapolis, Minnesota time, on the requested Borrowing Date, specifying in each case the amount thereof and the requested Borrowing Date.  Any written request for a Swing-Line Loan shall be in the form of Exhibit Q or another form reasonably acceptable to the Administrative Agent containing the information required by Exhibit Q, and shall be signed by a Responsible Officer or a person designated as authorized to make such requests in a writing signed by a Responsible Officer.  Any oral request for a Swing-Line Loan shall be made by a Responsible Officer or a person designated as authorized to make such requests in a writing signed by a Responsible Officer and shall be confirmed by a writing in the form of Exhibit Q or other form reasonably acceptable to the Administrative Agent containing the information required by Exhibit Q, signed by a Responsible Officer or a person designated as authorized to make such requests in a writing signed by a Responsible Officer, which written confirmation shall be delivered to the Administrative Agent by telecopier on the Borrowing Date of the Swing-Line Loan in question.  Each borrowing of Swing-Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof.  Upon receipt of such notice from the Company, the Administrative Agent will make the requested Swing-Line Loan available to the Companies on such date by crediting the account of the Company on the books of the Administrative Agent with the aggregate of such amounts or in such manner as the Company may request in writing.

(c)  Refinancing of Swing-Line Loans by Banks.  The Administrative Agent, at any time and in its sole discretion, may, upon notice given to each Bank, request that each Bank make a Revolving Loan in an amount equal to its Pro Rata Share of the aggregate unpaid principal amount of any outstanding Swing-Line Loans for the purpose of refinancing such Swing-Line Loans.  Each Bank shall, upon receipt of such notice from the Administrative Agent, make a Revolving Loan (regardless of noncompliance with subsections 4.5 through 4.9) in an amount equal to that Bank’s respective Pro Rata Share as specified in such notice and make the proceeds of such Revolving Loan available to the Administrative Agent, in same day funds, at the office of the Administrative Agent specified in such notice, not later than 1:00 P.M. (Minneapolis, Minnesota time) on the Business Day after the date that Bank was notified by the Administrative Agent, which payments by the Banks shall be applied by the Administrative Agent to the payment of principal of the Swing-Line Loans.  In the event that any Bank fails to make the proceeds of its Revolving Loan available to the Administrative Agent as provided in this subsection 2.17(c), the Administrative Agent shall be entitled to recover such amount on demand from such Bank together with interest at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Prime Rate.

2.18.  The Acceptance Facility.

(a)  Acceptance Commitments.  Upon the terms and subject to the conditions hereof, the Administrative Agent agrees, at any time and from time to time during the Commitment Period, to create Acceptances for the Company maturing on a Business Day not less than 30 days or more than 180 days after the creation thereof and in any event not later than the Termination Date; provided, that the Administrative Agent shall not create an Acceptance whose face amount exceeds the Total Available Commitments or would cause the Total Outstandings to exceed the Total Commitments.  Each Acceptance shall be created by the Administrative Agent’s acceptance of Drafts drawn on it in accordance with the terms of this Agreement.  Each drawing (a “Drawing”) shall be in aggregate face amount of $5,000,000 or an integral multiple of $100,000 in excess thereof.

(b)  Notice of Drawing.  Whenever the Company desires to make a Drawing, it shall prior to 11:00 a.m. (Minneapolis, Minnesota time) on the proposed date of such requested drawing (each a “Drawing Date”) give the Administrative Agent notice by telephone or telecopier of the requested Drawing consisting of the information and certification set forth in the form of notice of drawing attached hereto as Exhibit H (a “Notice of Drawing”).  Such notice shall be irrevocable and the Company shall promptly confirm any such telephonic notice by transmitting a Notice of Drawing to the Administrative Agent by telecopier.  Upon the Administrative Agent’s request, the Company shall provide such information concerning the underlying transaction(s) as necessary to establish to the satisfaction of the Administrative Agent that the document created by the acceptance of such Draft or Drafts will qualify as an Acceptance as defined hereunder.

(c)  Preparation of Drafts and Creation of Acceptances.  To enable the Administrative Agent to create Acceptances in the manner specified in this subsection 2.18, the Company shall supply the Administrative Agent, upon execution of the Agreement, and thereafter forthwith upon request by the Administrative Agent, with a sufficient number of signed blank drafts, in the form of Exhibit I hereto or such other form as the Administrative Agent may customarily use in creating bankers’ acceptances and as may be acceptable to the Company (a “Draft”) as the Administrative Agent may reasonably request.  The Administrative Agent shall hold such drafts in safekeeping to be filled in and completed by the Administrative Agent as Acceptances from information provided by the Company in accordance with subsections 2.18(b) and (c).  In case any authorized signatory of the Company whose signature shall appear on any Draft shall cease to have such authority before the creation of an Acceptance with respect to such Draft, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such creation.  The Company hereby authorizes the Administrative Agent to complete a Draft in respect of a requested Drawing in accordance with such information, which Draft shall be dated the Drawing Date and shall mature on the date specified in the relevant Notice of Drawing provided such date is a date permitted under subsection 2.18(a) hereof.  Not later than 12:00 noon (Minneapolis, Minnesota time) on the proposed Drawing Date, the Administrative Agent shall, subject to the satisfaction of the applicable conditions set forth in subsections 4.5 through 4.9 hereof, duly accept and discount such Draft at a price equal to the face amount thereof less the sum of (i) the then prevailing banker’s acceptance discount rate then being generally quoted by the Administrative Agent applied to that face amount, calculated for the period from the date of such Draft to the date of its maturity on the basis of a year of 360 days (unless the Administrative Agent quoted a banker’s acceptance discount rate in connection with the Company’s giving of the relevant Notice of Drawing which quoted rate was accepted by the Company not more than 15 minutes prior to its giving of such Notice, in which case such quoted rate shall control) (the “Discount Charge”), and (ii) the applicable Commission.  Not later than 1:00 p.m. on the Drawing Date, the Administrative Agent shall make the amount of the proceeds of the discount of each Draft so accepted and discounted available to the Company.  Notwithstanding the foregoing, the Administrative Agent shall not be obligated to create or discount any Acceptance hereunder if such Acceptance would not be eligible for discount at a Federal Reserve Bank under applicable rules or regulations, or would not meet the requirements of paragraph 7 of Section 13 of the Federal Reserve Act, as amended, or if any liability of the Administrative Agent that would arise from the creation of such Acceptance would constitute a deposit for which the Administrative Agent would be required to maintain reserves under Regulation D of the Board as from time to time in effect.  The Companies acknowledge that the Administrative Agent’s decision to accept and discount any Draft offered for acceptance and discount hereunder will be made in reliance upon the truth of the representations made by the Companies in each such Notice of Drawing establishing the eligibility for discount of any such Acceptance.  The Companies will indemnify and save the Administrative Agent and each Bank harmless from any loss or liability incurred by the Administrative Agent and such Banks if any Acceptances are determined to be ineligible for discount or subject to reserves by reason of any misrepresentation made by the Company.

(d)  Acceptance Obligation of the Companies.  The Administrative Agent agrees to notify the Company and the Banks on or before the date the Administrative Agent honors a Draft as to which an Acceptance was created.  The Companies shall reimburse the Administrative Agent on such date in an amount in same day funds equal to the face amount of each such Draft; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless the Company shall have notified the Administrative Agent prior to 1:00 P.M. (Minneapolis, Minnesota time) on the Business Day immediately prior to such date that the Companies intend to reimburse the Administrative Agent for the face amount of each such Draft with funds other than the proceeds of Loans, the Company shall be deemed to have given notice to the Administrative Agent pursuant to subsection 2.4, requesting the Banks to make, on such maturity date, Revolving Loans as Floating Rate Loans in an amount equal to such face amounts, and (ii) subject to satisfaction or waiver of the conditions specified in subsections 4.5 through 4.9, the Banks shall, on such maturity date, make such Revolving Loans as Floating Rate Loans in such face amounts, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Administrative Agent for such face amounts.

(e)  Prepayment.  Acceptances may not be prepaid.

(f)  Risk Participations in Acceptances.

(1)  Grant and Acceptance of Risk Participations in Acceptances.  Upon the terms and subject to the conditions of this Agreement and effective on the applicable Drawing Date, the Administrative Agent hereby grants to each Bank (in such capacity, a “Bank”), and each Bank hereby accepts from the Administrative Agent, an undivided risk participation in and to each Acceptance and the Administrative Agent’s obligations thereunder (an “Acceptance Participation”) and, to the extent hereinafter provided, the Companies’ obligation to reimburse the Administrative Agent for the amount of any Draft honored by the Administrative Agent, with respect to each such Acceptance, equal to each Bank’s Pro Rata Share of the face amount of each such Acceptance.  The Administrative Agent shall give each Bank prompt notice of the creation of each Acceptance in the form of a notice of creation of Acceptance and grant of an Acceptance Participation substantially in the form of Exhibit J hereto.  Such notice shall specify the face amount of such Acceptance, the maturity date thereof, the face amount of each Bank’s undivided interest therein and the amount of the Acceptance Commission applicable to such Acceptance.

(2)  Interest of Banks.  Each Bank shall be entitled to its Pro Rata Share of the Acceptance Commission applicable to each Acceptance at such time as such Acceptance has been paid in full by the Companies.  Upon receipt of payment in full of any Acceptance, the Administrative Agent shall promptly remit to each Bank such Bank’s Pro Rata Share of the Acceptance Commission applicable to such Acceptance.

(3)  Payment by Banks.  The Administrative Agent agrees to notify the Banks in the event that the Companies shall fail to reimburse the Administrative Agent as provided in subsection 2.18(d) above in an amount equal to the face amount of each Draft as to which an Acceptance was created.  The Administrative Agent shall promptly notify each Bank of such unreimbursed face amounts and of such Bank’s respective participation therein.  Each Bank shall then make available to the Administrative Agent (regardless of noncompliance with subsections 4.5 through 4.9) an amount equal to that Bank’s Pro Rata Share of the unreimbursed amount, in same day funds, at the office of the Administrative Agent specified in such notice, not later than 1:00 P.M. (Minneapolis, Minnesota time) on the Business Day after the date that Bank was notified by the Administrative Agent.  In the event that any Bank fails to make available to the Administrative Agent the amount of such Bank’s participation in such unreimbursed face amounts as provided in this subsection 2.18(f)(3), the Administrative Agent shall be entitled to recover such amount on demand from such Bank together with interest at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Prime Rate.  The Administrative Agent shall distribute to each Bank which has paid all amounts payable by it under this subsection 2.18(f)(3) with respect to any unreimbursed amount of any Draft honored by the Administrative Agent such Bank’s Pro Rata Share of all payments subsequently received by the Administrative Agent from the Companies in reimbursement of the previously unreimbursed amounts when such payments are received.  If any portion of any amount paid to the Administrative Agent with respect to any Acceptance should be recovered by or on behalf of the Companies from the Administrative Agent in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all the Banks in the manner contemplated by Section 9.13 hereof.

(g)  Obligations Absolute.  The obligation of the Companies to reimburse the Administrative Agent for the face amount of Drafts as to which an Acceptance was created and the obligations of the Banks under subsection 2.18(f) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

(1)  any lack of validity or enforceability of any Acceptance, Draft or related documents;

(2)  the existence of any claim, setoff, defense or other right which any Company may have at any time against a holder or any transferee of any Acceptance (or any persons or entities for whom any such transferee may be acting), the Administrative Agent, any other Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Company or one of its Subsidiaries and the holder of the Acceptance or a buyer or seller of goods from or to the Companies);

(3)  any draft, demand, certificate or any other document presented with respect to any Acceptance proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(4)  payment by the Administrative Agent under any Acceptance against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Acceptance; provided that such payment does not constitute gross negligence or willful misconduct of the Administrative Agent;

(5)  any adverse change in the condition (financial or otherwise) of the Companies;

(6)  any breach of this Agreement by the Companies or any Bank;

(7)  any termination or reduction of the Commitments;

(8)  the circumstance that the aggregate amount of Floating Rate Loans made pursuant to this subsection 2.18 would exceed the Total Available Commitments;

(9)  any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

(10)  the fact that a Default or Event of Default shall have occurred and be continuing.

(h)  Additional Payments.  If by reason of (a) any change in, or adoption of, any applicable law, regulation, rule, decree or regulatory requirement or any change in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement or (b) compliance by the Administrative Agent or any other Bank with any direction, request or requirement (whether or not having the force of law) of any Governmental Authority or monetary authority including, without limitation, Regulation D of the Board:

(1)  the Administrative Agent or any Bank shall be subject to any tax, levy, charge or withholding of any nature or to any variation thereof or to any penalty with respect to the maintenance or fulfillment of its obligations under this subsection 2.18, whether directly or by such being imposed on or suffered by the Administrative Agent or any Bank;

(2)  any reserve, deposit, or (with respect to the face amount of Drafts as to which an unmatured Acceptance was created only) capital adequacy or similar requirement is or shall be applicable, imposed or modified in respect of any Acceptance issued by the Administrative Agent or participations therein purchased by any Bank; or

(3)  there shall be imposed on the Administrative Agent or any Bank any other condition regarding this subsection 2.18, any Acceptance or any participation therein;

and the result of the foregoing is directly or indirectly to increase the cost to the Administrative Agent or any Bank of issuing, making or maintaining any Acceptance or of purchasing or maintaining any participation therein, or to reduce the amount receivable in respect thereof by the Administrative Agent or any Bank, or in the case of capital adequacy requirements, the result is to increase the amount of capital required to be maintained by the Administrative Agent or such Bank with respect to the face amount of Drafts as to which an unmatured Acceptance was created (or a participation therein) above the amount of capital which would otherwise be required to be maintained by the Administrative Agent or such Bank with respect thereto (taking into account the Administrative Agent or such Bank’s internal policies and practices with respect to capital maintenance as of the date hereof), then and in any such case the Administrative Agent or such Bank may, at any time within a reasonable period after the additional cost is incurred or additional capital is required or the amount received is reduced, notify the Company, and the Companies shall pay on demand such amounts as the Administrative Agent or such other Bank may specify to be necessary to compensate the Administrative Agent or such other Bank for such additional cost or capital or reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at a rate equal at all times to the Floating Rate plus the Applicable Margin per annum.  The determination by the Administrative Agent or any other Bank, as the case may be, of any amount due pursuant to this subsection 2.18(h) as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest error, be final and conclusive and binding on all of the parties hereto.  Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this subsection, will give prompt written notice thereof to the Company, which notice shall show the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Companies’ obligations to pay additional amounts pursuant to this subsection.

(i)  Indemnification; Nature of the Administrative Agent’s Duties.  In addition to amounts payable as elsewhere provided in this subsection 2.18, the Companies hereby agree to protect, indemnify, pay and save the Administrative Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) which the Administrative Agent may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of an Acceptance, other than as a result of the gross negligence or willful misconduct of the Administrative Agent as determined by a court of competent jurisdiction or (ii) the failure of the Administrative Agent to honor a Draft under an Acceptance as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.  As between the Company and the Administrative Agent, the Company assumes all risks of the acts and omissions of, or misuse of the Acceptances issued by the Administrative Agent by, the respective holders of such Acceptances.  In furtherance and not in limitation of the foregoing, the Administrative Agent shall not be responsible:  (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Acceptance, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Acceptance or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Acceptance to comply fully with conditions required in order to draw upon such Acceptance; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or other handling of any document related to any such Acceptance or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Administrative Agent.  None of the above shall affect, impair, or prevent the vesting of any of the Administrative Agent’s rights or powers hereunder.  In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Administrative Agent under or in connection with the Acceptances issued by it or the related certificates, if taken or omitted in good faith, shall not put the Administrative Agent under any resulting liability to any Company.

(j)  Withdrawal from Acceptance Facility.  Each Bank shall have the right to withdraw from the Acceptance Facility created by this subsection 2.18, effective as of the November 1, 2007 and continuing on November 1 of each odd numbered year thereafter while this Agreement is in effect, by delivering written notice of such withdrawal to the Administrative Agent and the Company within the 30 day period ending on the effective date of the withdrawal.  Each such notice shall state that the withdrawing Bank wishes to withdraw from the Acceptance Facility shall specify the effective date of the withdrawal, and shall refer to this subsection 2.18(j).  The Administrative Agent shall promptly deliver copies of any withdrawal notice to each other Bank.  A withdrawing Bank (including the Administrative Agent, in its capacity as a Bank) shall have no obligation to purchase risk participations in any Acceptance created after the effective date of the withdrawal.  If one or more, but less than all, Banks elect to withdraw from the Acceptance Facility, the provisions of this subsection 2.18 shall continue to apply to the Acceptance Facility, except that:

(1)  the Administrative Agent shall not create an Acceptance whose face amount would cause the Total Outstandings to exceed the remainder of (A) the sum of, without duplication, (i) the aggregate unpaid face amount of all outstanding Acceptances and Bid Bankers Acceptances plus (ii) the aggregate outstanding obligations to make payment with respect to Acceptances and Bid Bankers Acceptances, minus (B) the withdrawing Bank’s Commitment; and

(2)  the non-withdrawing Banks’ “Pro Rata Shares” (for purposes of determining risk participations in Acceptances created after the effective date of the withdrawal only) shall be percentages determined by dividing each non-withdrawing Bank’s Pro Rata Share by the aggregate Pro Rata Shares of all non-withdrawing Banks.

Withdrawal by a Bank from the Acceptance Facility shall have no effect on that Bank’s obligation to purchase risk participations in Acceptances created prior to the effective date of the withdrawal, nor on that Bank’s obligations under any portion of this Agreement other than this subsection 2.18.

2.19  The Bid Banker’s Acceptance Facility.

(a)  Establishment of Bid Banker’s Acceptance Facility.  The Banks agree to make available to the Company a Bid Banker’s Acceptance Facility, pursuant to which the Company may, as provided in this subsection 2.19, request the Banks, through the Administrative Agent, to make offers to create and discount Bid Banker’s Acceptances for the Company in an aggregate face amount not exceeding the Total Commitments; provided, however, that a Bank shall not create and discount a Bid Banker’s Acceptance if, after giving effect thereto, the Total Outstandings would exceed the Total Commitments.

(b)  Bid Banker’s Acceptance Tender Request Notice.  When the Company wishes to request offers to create Bid Banker’s Acceptances, it shall transmit to the Administrative Agent a Bid Banker’s Acceptance Tender Request Notice so as to be received no later than 10:00 a.m. (Minneapolis, Minnesota time) on the second Business Day prior to the Bid Banker’s Acceptance Creation Date proposed in such Notice, specifying:

(1)  the proposed Bid Banker’s Acceptance Creation Date which shall be any Business Day 30 days or more prior to the Termination Date;

(2)  the aggregate face amount of the proposed Bid Banker’s Acceptance Financing which shall be a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

(3)  the maturity dates (which shall not exceed four) of such Bid Banker’s Acceptances to be made as part of such Bid Banker’s Acceptance Financing (each of which maturity dates shall be a Business Day and may not be earlier than the date occurring 30 days after the proposed Bid Banker’s Acceptance Creation Date or later than the date occurring the earlier of the Termination Date or 180 days after the proposed Bid Banker’s Acceptance Creation Date);

(4)  a properly completed form of Bid Banker’s Acceptance Certificate; and

(5)  any other terms to be applicable to such Bid Banker’s Acceptance Financing.

Each Bid Banker’s Acceptance Tender Request Notice shall be given or signed on behalf of the Company by an officer or employee of the Company previously identified to the Administrative Agent in a writing satisfactory to the Administrative Agent as authorized to give Bid Banker’s Acceptance Tender Request Notices.

(c)  Invitation to Tender for Bid Banker’s Acceptances.  Promptly upon receipt of each Bid Banker’s Acceptance Tender Request Notice and in any event not later than 3:00 p.m. (Minneapolis, Minnesota time) on the second Business Day prior to the Bid Banker’s Acceptance Creation Date specified therein, provided the aggregate face amount of the proposed Bid Banker’s Acceptance Financing does not exceed the limitations set forth in subsection 2.19(a), the Administrative Agent shall send to the Banks by telex or telecopier an Invitation to Tender for Bid Banker’s Acceptances which shall constitute an invitation by the Company to each Bank to submit Bid Banker’s Acceptance Tenders offering to create Bid Banker’s Acceptances to which such Bid Banker’s Acceptance Tender Request Notice relates in accordance with subsection 2.19(d) hereof.  Each Bid Banker’s Acceptance Tender Request Notice shall be irrevocable.

(d)  Submission and Contents of Bid Banker’s Acceptance Tenders.

(1)  Each Bank may submit one or more bids (each, a “Bid Banker’s Acceptance Tender”) containing an offer or offers to accept and discount Bid Banker’s Acceptances in response to any Invitation to Tender for Bid Banker’s Acceptances.  Each Bid Banker’s Acceptance Tender must comply with the requirements of this subsection 2.19(d) and must be submitted to the Administrative Agent by telephone so as to be received not later than 8:45 a.m. (Minneapolis, Minnesota time) on the proposed Bid Banker’s Acceptance Creation Date; provided, that if the Administrative Agent in its capacity as a Bank shall, in its sole discretion, elect to submit a Bid Banker’s Acceptance Tender, it shall submit the same to the Company by telephone not later than 8:30 a.m. (Minneapolis, Minnesota time) on the proposed Bid Banker’s Acceptance Creation Date.  No Bank shall discuss the proposed or actual terms of any Bid Banker’s Acceptance Tender with any other Bank before 9:00 a.m. (Minneapolis, Minnesota time)on the proposed Bid Banker’s Acceptance Date.  Subject to satisfaction of the applicable conditions set forth in subsections 4.5 through 4.9 hereof, any Bid Banker’s Acceptance Tender shall be irrevocable prior to 9:30 a.m. (Minneapolis, Minnesota time) on the proposed Bid Banker’s Acceptance Creation Date except (x) with the written consent of the Administrative Agent given on the written instructions of the Company, and (y) except to the extent specifically set forth below in the event of a Partially Accepted Bid.

(2)  Each Bid Banker’s Acceptance Tender shall specify:

(A)  the applicable Bid Banker’s Acceptance Creation Date;

(B)  the face amount of Bid Banker’s Acceptances for which each offer is being made for each maturity date, which face amount shall be $2,000,000 or an integral multiple of $1,000,000 in excess thereof and may not exceed, in the aggregate as to all such Bid Banker’s Acceptances, the face amount of Bid Banker’s Acceptances for which offers were requested (although such Bid Banker’s Acceptance Tender may include any number of separate offers to create Bid Banker’s Acceptances for the same or different maturity dates at different fixed discount rates, each of which offers shall be capable of acceptance hereunder by the Company);

(C)  the per annum (based on actual days elapsed and a year of 360 days) fixed discount rate (which shall include any acceptance or other commission) offered on each such face amount of Bid Banker’s Acceptances (expressed to three decimal places); and

(D)  the identity of the tendering Bank.

(3)  any Bid Banker’s Acceptance Tender shall be disregarded that:

(A)  does not specify all the information required by subsection 2.19(d)(2) hereof;

(B)  contains qualifying, conditional or similar language;

(C)  proposes terms other than or in addition to those set forth in the applicable Invitation to Tender for Bid Banker’s Acceptances; or

(D)  is received by the Administrative Agent after the time set forth in subsection 2.19(d)(1) hereof.

If any Bank shall elect not to submit a Bid Banker’s Acceptance Tender, such Bank shall notify the Administrative Agent to such effect before 9:00 a.m. (Minneapolis, Minnesota time) on the Business Day prior to the Bid Banker’s Acceptance Creation Date specified in the applicable Bid Banker’s Acceptance Tender Request Notice and such Bank shall not be obligated to, and shall not, create any Bid Banker’s Acceptance (or any part thereof) specified in said Notice; provided, that the failure of any Bank to give such notice shall not cause such Bank to be obligated to create or discount any such Bid Banker’s Acceptance as part of such proposed Bid Banker’s Acceptance Financing.

(e)  Notice to the Company.  As soon as reasonably practicable, and in no event later than 9:00 a.m. (Minneapolis, Minnesota time) on the proposed Bid Banker’s Acceptance Creation Date, the Administrative Agent shall notify the Company by telephone of the terms of each Bid Banker’s Acceptance Tender submitted by a Bank that complies with subsection 2.19(d) hereof.

(f)  Acceptance and Rejection of Bid Banker’s Acceptance Tenders.

(1)  Acceptance and Notice by the Company.  As soon as reasonably practicable and in no event later than 9:15 a.m. (Minneapolis, Minnesota time) on the proposed Bid Banker’s Acceptance Creation Date, the Company shall notify the Administrative Agent by telephone of its acceptance or rejection of the offers contained in the Bid Banker’s Acceptance Tenders of which it was notified pursuant to subsection 2.19(e) hereof.  Such notification from the Company shall specify the aggregate face amount of offers at each discount rate for each maturity date that are accepted.  The Company may accept any of the Bid Banker’s Acceptance Tenders in whole or in part; provided, that:

(A)  the aggregate face amount of the Bid Banker’s Acceptances in respect of which offers are accepted may not exceed the aggregate face amount requested in the related Bid Banker’s Acceptance Tender Request Notice; and

(B)  acceptances of Bid Banker’s Acceptance Tenders made in response to the same Invitation to Tender for Bid Banker’s Acceptances may only be made on the basis of ascending discount rates, provided that each resulting Bid Banker’s Acceptance must be in a face amount of $1,000,000 or an integral multiple of $100,000 in excess thereof.

If the Company rejects all Bid Banker’s Acceptance Tenders, the proposed Bid Banker’s Acceptance Financing shall be canceled and the Administrative Agent shall give the Banks prompt notice to that effect.

If (x) the aggregate face amount of the Bid Banker’s Acceptances offered by the Banks in their Bid Banker’s Acceptance Tenders aggregate less than, or (y) the Company does not accept offers contained in Bid Banker’s Acceptance Tenders in an aggregate face amount equal to, the aggregate face amount requested in the related Bid Banker’s Acceptance Tender Request Notice (either such event, a “Partially Accepted Bid”), the Banks whose offers are accepted shall have the right (but not the obligation) to revoke those offers as hereinafter set forth.  In the event that a Partially Accepted Bid has occurred, the Company shall notify the Administrative Agent by telephone prior to 9:15 a.m. (Minneapolis, Minnesota time) on the proposed Bid Banker’s Acceptance Creation Date of the occurrence and of which Bid Banker’s Acceptance Tenders the Company accepts.  By 9:30 a.m. (Minneapolis, Minnesota time), the Administrative Agent shall notify by telephone those Banks whose offers have been accepted that a Partially Accepted Bid has occurred, and shall inform those Banks of the sum of the accepted Bid Banker’s Acceptance Tenders and whether that Bank’s offer or offers have been accepted, and whether in whole or in part, specifying the date, face amount and maturity date of each Bid Banker’s Acceptance to be created by such Bank as part of the applicable Bid Banker’s Acceptance Financing and the discount rate applicable to each such Bid Banker’s Acceptance to be created by such Bank.  Each Bank whose offer has been accepted but which wishes to revoke that offer must do so by informing the Administrative Agent by telephone no later than 9:45 a.m. (Minneapolis, Minnesota time).  The Administrative Agent shall then notify the Company by telephone of any bids which have been revoked prior to 10:00 a.m. (Minneapolis, Minnesota time) and shall subsequently notify by telephone those Banks whose bids were accepted and have not been revoked (collectively, the “Second Round Bids”) of the sum of the Second Round Bids prior to 10:15 a.m. (Minneapolis, Minnesota time).  If any Bank whose bid was accepted as part of a Partially Accepted Bid revokes its offer before 9:45 (Minneapolis, Minnesota time), as described in the second preceding sentence, then each Bank whose bid has not previously been revoked may revoke its Second Round Bid by notifying the Administrative Agent by telephone prior to 10:30 a.m. (Minneapolis, Minnesota time).  If any Second Round Bid is revoked by any Bank, or if the Company fails to notify the Administrative Co-Agent by 9:15 a.m. (Minneapolis, Minnesota time) that a Partially Accepted Bid occurred, all Bid Banker’s Acceptance Tenders submitted in response to the related Bid Banker’s Acceptance Tender Request Notice shall be deemed withdrawn.  If any Second Round Bid is revoked, the Administrative Agent shall notify the Company by telephone prior to 10:45 a.m. (Minneapolis, Minnesota time) and shall notify those Banks whose offers have not previously been revoked by telephone prior to 11:00 a.m. (Minneapolis, Minnesota time).

(2)  If offers to create Bid Banker’s Acceptances are made by two or more of the Banks at the same discount rate for the same maturity date for a greater aggregate face amount of Bid Banker’s Acceptances than the amount in respect of which offers to create Bid Banker’s Acceptances are accepted at that discount rate for that maturity date, the face amount of Bid Banker’s Acceptances in respect of which such offers are accepted at such discount rate for such maturity date shall be allocated by the Company, in its sole discretion, between or among such Banks, provided that each resulting Bid Banker’s Acceptance must be in a face amount of $1,000,000 or an integral multiple of $100,000 in excess thereof.

(3)  Notification of Acceptances to Banks.  Prior to 9:30 a.m. (Minneapolis, Minnesota time) on the proposed Bid Banker’s Acceptance Creation Date, the Administrative Agent shall notify by telephone each Bank that has made a Bid Banker’s Acceptance Tender whether a Partially Accepted Bid has occurred and whether that Bank’s offer or offers have been accepted, and whether in whole or in part, specifying the date, face amount and maturity date of each Bid Banker’s Acceptance to be created by such Bank as part of the applicable Bid Banker’s Acceptance Financing and the discount rate applicable to each such Bid Banker’s Acceptance to be created by such Bank.  Promptly thereafter the Administrative Agent shall transmit by telecopier to each such Bank a copy of the Bid Banker’s Acceptance Certificate furnished by the Company pursuant to subsection 2.19(b)(4) hereof.  Any Bank not receiving such notification by the time indicated in the second preceding sentence may conclusively presume that its offer or offers were not accepted.

(g)  Preparation of Drafts and Creation and Discount of the Bid Banker’s Acceptance.  The Company shall supply each Bank, upon execution of this Agreement and thereafter forthwith upon request by any such Bank, with a sufficient number of signed blank drafts, in the form of Exhibit A hereto or such other form as such Bank may customarily use in the creation of bankers’ acceptances and as may be acceptable to the Company, as any such Bank may reasonably request.  Each Bank shall hold such drafts supplied to it in safekeeping to be filled in and completed by such Bank as Bid Banker’s Acceptances from information provided by the Administrative Agent in accordance with subsection 2.19(f)(3) hereof.  In case any authorized signatory of the Company whose signature shall appear on any draft shall cease to have such authority before the creation of a Bid Banker’s Acceptance with respect to such draft, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such creation.  The Company hereby authorizes each Bank that is to create and discount a Bid Banker’s Acceptance as part of a Bid Banker’s Acceptance Financing to, and each such Bank will, before 12:00 noon (Minneapolis, Minnesota time) on the proposed Bid Banker’s Acceptance Creation Date specified in the notice received from the Administrative Agent pursuant to subsection 2.19(f)(3) hereof, (i) complete a presigned draft supplied to such Bank pursuant to this subsection 2.19(g) in accordance with the information contained in the said notice received from the Administrative Agent pursuant to subsection 2.19(f)(3) hereof which draft shall be dated the applicable Bid Banker’s Acceptance Creation Date and mature on the date specified in the applicable Bid Banker’s Acceptance Tender Request Notice, (ii) subject to the satisfaction of the applicable conditions set forth in subsections 4.5 through 4.9 hereof, duly accept and discount such draft at a price equal to the face amount thereof less the discount rate with respect thereto specified in the applicable notice from the Administrative Agent provided in accordance with subsection 2.19(f)(iii) hereof for the period from the date thereof to the date of its maturity, (iii) give the Administrative Agent telephonic notice of the creation of such Bid Banker’s Acceptance or Acceptances specifying the date, face amount, maturity and discount thereof and of the amount paid to the Administrative Agent pursuant to clause (iv) below, and (iv) pay to the Administrative Agent the net proceeds of its discount of such Bid Banker’s Acceptance by 2:00 p.m. (Minneapolis, Minnesota time) on the applicable Bid Banker’s Acceptance Creation Date.  Promptly after receipt by the Administrative Agent of such funds and in any event not later than 3:00 p.m. (Minneapolis, Minnesota time) on such date the Administrative Agent will make any such proceeds received by the Administrative Agent available to the Company.  Notwithstanding the foregoing, no Bank shall be obligated to create or discount Bid Banker’s Acceptances hereunder if such Bid Banker’s Acceptances would not be eligible for discount at a Federal Reserve Bank under applicable rules or regulations, would not meet the requirements of paragraph 7 of Section 13 of the Federal Reserve Act, as amended, or if any liability of such Bank that would arise from the creation of such Bid Banker’s Acceptance would constitute a deposit for which such Bank would be required to maintain reserves under Regulation D of the Board as from time to time in effect.  The Companies acknowledge that a Bank’s decision to accept and discount any draft offered for acceptance and discount under Section 2.19 hereof will be made in reliance upon the truth of the representations made by the Companies in the related Bid Banker’s Acceptance Certificate establishing the eligibility for discount of any such Bid Banker’s Acceptance.  The Companies will indemnify and save each Bank harmless from any loss or liability incurred by such Bank if any Bid Banker’s Acceptances created and discounted by such Bank are determined to be ineligible for discount or subject to reserves by reason of any misrepresentation made by the Company.

(h)  Repayment Obligation of the Companies; Prepayments.  The Companies hereby unconditionally agree to pay to each Bank that has created and discounted a Bid Banker’s Acceptance the face amount of each draft as to which a Bid Banker’s Acceptance was created and discounted by such Bank not later than 12:00 noon (Minneapolis, Minnesota time) on the maturity date thereof or such earlier date as may be required pursuant to any other provision of this Agreement.  In the absence of instructions from such Bank to the contrary, such payments shall be made by wire transfer of immediately available funds in accordance with the payment instructions set forth in Exhibit R hereto as such instructions may from time to time be changed by written notice from a Bank to the Administrative Agent and the Company.  Bid Banker’s Acceptances may not be prepaid.

(i)  Notice of Payment Default.  Each Bank that has created and discounted a Bid Banker’s Acceptance pursuant to this subsection 2.19 shall notify the Administrative Agent and the Company as soon as practicable, and in no event later than 9:00 a.m. (Minneapolis, Minnesota time) on the Business Day immediately following the date payment is due with respect to such Bid Banker’s Acceptance pursuant to clause (h) of this subsection 2.19, of any failure by the Companies to remit the amounts payable pursuant to clause (h) of this subsection 2.19, and provided, however, that failure by any Bank to give notice as required by this sentence shall not release the Companies from, nor have any other effect on, such obligation to remit.

(j)  Effect on Commitments.  Although each Bid Banker’s Acceptance shall reduce the amount available to the Company in the form of other Extensions of Credit by the face amount of such Bid Banker’s Acceptance during the period in which said Bid Banker’s Acceptance is outstanding, each Bank’s obligation to make its Pro Rata Share portion of any subsequently requested Revolving Loans under Section 2.02 hereof, or to purchase its Pro Rata Share participation in existing or subsequently created Acceptances under subsection 2.18 hereof, shall not in any way be affected by that Bank’s creation of Bid Banker’s Acceptances.

(k)  No Pro Rata Sharing.  NO BANK SHALL BE OBLIGATED OR ENTITLED TO PARTICIPATE IN ANY WAY IN ANY BID BANKER’S ACCEPTANCE CREATED AND DISCOUNTED BY ANY OTHER BANK.

(l)  Obligations Absolute.  The obligation of the Companies to reimburse each Bank for the face amount of drafts as to which a Bid Banker’s Acceptance was created by that Bank shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

(1)  any lack of validity or enforceability of any Bid Banker’s Acceptance, draft or related documents;

(2)  the existence of any claim, setoff, defense or other right which any Company may have at any time against a holder or any transferee of any Bid Banker’s Acceptance (or any persons or entities for whom any such transferee may be acting), that Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Company or one of its Subsidiaries and the holder of the Bid Banker’s Acceptance or a buyer or seller of goods from or to the Companies);

(3)  any draft, demand, certificate or any other document presented with respect to any Bid Banker’s Acceptance proving to be forged,

fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(4)  payment by that Bank under any Bid Banker’s Acceptance against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Bid Banker’s Acceptance; provided that such payment does not constitute gross negligence or willful misconduct of that Bank;

(5)  any adverse change in the condition (financial or otherwise) of the Companies;

(6)  any breach of this Agreement by the Companies or any Bank;

(7)  any termination or reduction of the Commitments;

(8)  any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

(9)  the fact that a Default or Event of Default shall have occurred and be continuing.

(m)  Additional Payments.  If by reason of (a) any change in, or adoption of, any applicable law, regulation, rule, decree or regulatory requirement or any change in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement or (b) compliance by the Bank creating a Bid Banker’s Acceptance with any direction, request or requirement (whether or not having the force of law) of any Governmental Authority or monetary authority including, without limitation, Regulation D of the Board:

(1)  that Bank shall be subject to any tax, levy, charge or withholding of any nature or to any variation thereof or to any penalty with respect to the maintenance or fulfillment of its obligations under this subsection 2.19;

(2)  any reserve, deposit, or (with respect to the face amount of drafts as to which an unmatured Bid Banker’s Acceptance was created only) capital adequacy or similar requirement is or shall be applicable, imposed or modified in respect of any Bid Banker’s Acceptance created by that Bank; or

(3)  there shall be imposed on that Bank any other condition regarding this subsection 2.19, or any Bid Banker’s Acceptance;

and the result of the foregoing is directly or indirectly to increase the cost to that Bank of issuing, making or maintaining any Bid Banker’s Acceptance, or to reduce the amount receivable in respect thereof by that Bank, or in the case of capital adequacy requirements, the result is to increase the amount of capital required to be maintained by that Bank with respect to the face amount of drafts as to which an unmatured Bid Banker’s Acceptance was created above the amount of capital which would otherwise be required to be maintained by that Bank with respect thereto (taking into account such Bank’s internal policies and practices with respect to capital maintenance as of the date hereof), then and in any such case such Bank may, at any time within a reasonable period after the additional cost is incurred or additional capital is required or the amount received is reduced, notify the Company, and the Companies shall pay on demand such amounts as such Bank may specify to be necessary to compensate such Bank for such additional cost or additional capital or reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at a rate equal at all times to the Floating Rate plus the Applicable Margin per annum.  The determination by any Bank of any amount due pursuant to this subsection 2.19(m) as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest error, be final and conclusive and binding on all of the parties hereto.  Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this subsection, will give prompt written notice thereof to the Company, which notice shall show the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Companies’ obligations to pay additional amounts pursuant to this subsection.

(n)  Indemnification; Nature of the Accepting Bank’s Duties.  In addition to amounts payable as elsewhere provided in this subsection 2.19, the Companies hereby agree to protect, indemnify, pay and save each Bank that creates a Bid Banker’s Acceptance harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) which that Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Bid Banker’s Acceptance, other than as a result of the gross negligence or willful misconduct of that Bank as determined by a court of competent jurisdiction or (ii) the failure of that Bank to honor a draft under a Bid Banker’s Acceptance as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.  As between the Company and each Bank, the Company assumes all risks of the acts and omissions of, or misuse of the Bid Banker’s Acceptances issued by that Bank by, the respective holders of such Bid Banker’s Acceptances.  In furtherance and not in limitation of the foregoing, no Bank shall be responsible:  (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Bid Banker’s Acceptance, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Bid Banker’s Acceptance or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Bid Banker’s Acceptance to comply fully with conditions required in order to draw upon such Bid Banker’s Acceptance; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or other handling of any document related to any such Bid Banker’s Acceptance or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of that Bank.  In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Bank under or in connection with the Bid Banker’s Acceptances issued by it or the related certificates, if taken or omitted in good faith, shall not put that Bank under any resulting liability to any Company.

(o)  Information to Successful Bidders.  Upon request by any Bank that has created a Bid Banker’s Acceptance, the Company shall deliver a Bid Banker’s Acceptance Certificate and a listing of the transactions being financed by that Bid Banker’s Acceptance, which shall state that no other financing is outstanding with respect to such transactions.

2.20  The Bid Loan Facility.

(a)  Establishment of Bid Loan Facility.  The Banks agree to make available to the Company a Bid Loan Facility, pursuant to which the Company may, as provided in this subsection 2.20, request the Banks, through the Administrative Agent, to make offers to make Bid Loans to the Company in an aggregate face amount not exceeding the Total Commitments; provided, however, that a Bank shall not make a Bid Loan if, after giving effect thereto and any payment of Outstandings made directly by the Administrative Agent, for the account of the Companies, from the proceeds of such Bid Loan, the Total Outstandings would exceed the Total Commitments.

(b)  Bid Loan Tender Request Notice.  When the Company wishes to request offers to make Bid Loans, it shall transmit to the Administrative Agent a Bid Loan Tender Request Notice so as to be received no later than 10:00 a.m. (Minneapolis, Minnesota time) on the second Business Day prior to the Bid Loan Borrowing Date proposed in such Notice, specifying:

(1)  the proposed Bid Loan Borrowing Date, which shall be any Business Day seven days or more prior to the Termination Date;

(2)  the aggregate principal amount of the proposed Bid Loan Financing which shall be a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

(3)  the maturity dates (which shall not exceed four) of such Bid Loans to be made as part of such Bid Loan Financing (each of which maturity dates shall be a Business Day and may not be earlier than the date occurring seven days after the proposed Bid Loan Borrowing Date or later than the date occurring the earlier of the Termination Date or 180 days after the proposed Bid Loan Borrowing Date); and

(4)  any other terms to be applicable to such Bid Loan Financing.

Each Bid Loan Tender Request Notice shall be given or signed on behalf of the Company by an officer or employee of the Company previously identified to the Administrative Agent in a writing satisfactory to the Administrative Agent as authorized to give Bid Loan Tender Request Notices.

(c)  Invitation to Tender for Bid Loans.  Promptly upon receipt of each Bid Loan Tender Request Notice and in any event not later than 3:00 p.m. (Minneapolis, Minnesota time) on the second Business Day prior to the Bid Loan Borrowing Date specified therein, provided the aggregate principal amount of the proposed Bid Loan Financing does not exceed the limitations set forth in subsection 2.20(a), the Administrative Agent shall send to the Banks by telex or telecopier an Invitation to Tender for Bid Loans which shall constitute an invitation by the Company to each such Bank to submit Bid Loan Tenders offering to make Bid Loans to which such Bid Loan Tender Request Notice relates in accordance with subsection 2.20(d) hereof.  Each Bid Loan Tender Request Notice shall be irrevocable.

(d)  Submission and Contents of Bid Loan Tenders.

(1)  Each Bank may submit one or more bids (each, a “Bid Loan Tender”) containing an offer or offers to make Bid Loans in response to any Invitation to Tender for Bid Loans.  Each Bid Loan Tender must comply with the requirements of this subsection 2.20(d) and must be submitted to the Administrative Agent by telephone so as to be received not later than 8:45 a.m. (Minneapolis, Minnesota time) on the proposed Bid Loan Borrowing Date; provided, that if the Administrative Agent in its capacity as a Bank shall, in its sole discretion, elect to submit a Bid Loan Tender, it shall submit the same to the Company by telephone not later than 8:30 a.m. (Minneapolis, Minnesota time) on the proposed Bid Loan Borrowing Date.  No Bank shall discuss the proposed or actual terms of any Bid Loan Tender with any other Bank before 9:00 a.m. on the proposed Bid Loan Borrowing Date.  Subject to satisfaction of the applicable conditions set forth in subsections 4.5 through 4.9 hereof, any Bid Loan Tender shall be irrevocable prior to 9:30 a.m. (Minneapolis, Minnesota time) on the proposed Bid Loan Borrowing Date except (x) with the written consent of the Administrative Agent given on the written instructions of the Company, and (y) except to the extent specifically set forth below in the event of a Partially Accepted Bid.

(2)  Each Bid Loan Tender shall specify:

(A)  the applicable Bid Loan Borrowing Date;

(B)  the principal amount of Bid Loans for which each offer is being made for each maturity date, which face amount shall be $2,000,000 or an integral multiple of $1,000,000 in excess thereof and may not exceed, in the aggregate as to all such Bid Loans, the principal amount of Bid Loans for which offers were requested (although such Bid Loan Tender may include any number of separate offers to make Bid Loans for the same or different maturity dates at different interest rates, each of which offers shall be capable of acceptance hereunder by the Company);

(C)  the per annum (based on actual days elapsed and a year of 360 days) fixed interest rate (which shall include any facility or other fee) offered on each such principal amount of Bid Loans (expressed to three decimal places); and

(D)  the identity of the tendering Bank.

(3)  any Bid Loan Tender shall be disregarded that:

(A)  does not specify all the information required by subsection 2.20(d)(2) hereof;

(B)  contains qualifying, conditional or similar language;

(C)  proposes terms other than or in addition to those set forth in the applicable Invitation to Tender for Bid Loans; or

(D)  is received by the Administrative Agent after the time set forth in subsection 2.20(d)(1) hereof.

If any Bank shall elect not to submit a Bid Loan Tender, such Bank shall notify the Administrative Agent to such effect before 9:00 a.m. (Minneapolis, Minnesota time) on the Business Day prior to the Bid Loan Borrowing Date specified in the applicable Bid Loan Tender Request Notice and such Bank shall not be obligated to, and shall not, make any Bid Loan (or any part thereof) specified in said Notice; provided, that the failure of any Bank to give such notice shall not cause such Bank to be obligated to make any such Bid Loan as part of such proposed Bid Loan Financing.

(e)  Notice to the Company.  As soon as reasonably practicable, and in no event later than 9:00 a.m. (Minneapolis, Minnesota time) on the proposed Bid Loan Borrowing Date, the Administrative Agent shall notify the Company by telephone of the terms of each Bid Loan Tender submitted by a Bank that complies with subsection 2.20(d) hereof.

(f)  Acceptance and Rejection of Bid Loan Tenders.

(1)  Acceptance and Notice by the Company.  As soon as reasonably practicable and in no event later than 9:15 a.m. (Minneapolis, Minnesota time) on the proposed Bid Loan Borrowing Date, the Company shall notify the Administrative Agent by telephone of its acceptance or rejection of the offers contained in the Bid Loan Tenders of which it was notified pursuant to subsection 2.20(e) hereof.  Such notification from the Company shall specify the aggregate principal amount of offers at each interest rate for each maturity date that are accepted.  The Company may accept any of the Bid Loan Tenders in whole or in part; provided, that:

(A)  the aggregate principal amount of the Bid Loans in respect of which offers are accepted may not exceed the aggregate principal amount requested in the related Bid Loan Tender Request Notice; and

(B)  acceptances of Bid Loan Tenders made in response to the same Invitation to Tender for Bid Loans may only be made on the basis of ascending interest rates, provided that each resulting Bid Loan must be in a principal amount of $1,000,000 or an integral multiple of $100,000 in excess thereof.

If the Company rejects all Bid Loan Tenders, the proposed Bid Loan Financing shall be canceled and the Administrative Agent shall give the Banks prompt notice to that effect.

If (x) the aggregate principal amount of the Bid Loans offered by the Banks in their Bid Loan Tenders aggregate less than, or (y) the Company does not accept offers contained in Bid Loan Tenders in an aggregate face amount equal to, the aggregate face amount requested in the related Bid Loan Tender Request Notice (either such event, a “Partially Accepted Bid”), the Banks whose offers are accepted shall have the right (but not the obligation) to revoke those offers as hereinafter set forth.  In the event that a Partially Accepted Bid has occurred, the Company shall notify the Administrative Agent by telephone prior to 9:15 a.m. (Minneapolis, Minnesota time) on the proposed Bid Loan Borrowing Date of the occurrence and of which Bid Loan Tenders the Company accepts.  By 9:30 a.m. (Minneapolis, Minnesota time), the Administrative Agent shall notify by telephone those Banks whose offers have been accepted that a Partially Accepted Bid has occurred, and shall inform those Banks of the sum of the accepted Bid Loan Tenders and whether that Bank’s offer or offers have been accepted, and whether in whole or in part, specifying the date, principal amount and maturity date of each Bid Loan to be made by such Bank as part of the applicable Bid Loan Financing and the interest rate applicable to each such Bid Loan to be created by such Bank.  Each Bank whose offer has been accepted but which wishes to revoke that offer must do so by informing the Administrative Agent by telephone no later than 9:45 a.m. (Minneapolis, Minnesota time).  The Administrative Agent shall then notify the Company by telephone of any bids which have been revoked prior to 10:00 a.m. (Minneapolis, Minnesota time) and shall subsequently notify by telephone those Banks whose bids were accepted and have not been revoked (collectively, the “Second Round Bids”) of the sum of the Second Round Bids prior to 10:15 a.m. (Minneapolis, Minnesota time).  If any Bank whose bid was accepted as part of a Partially Accepted Bid revokes its offer before 9:45 (Minneapolis, Minnesota time), as described in the second preceding sentence, then each Bank whose bid has not previously been revoked may revoke its Second Round Bid by notifying the Administrative Agent by telephone prior to 10:30 a.m. (Minneapolis, Minnesota time).  If any Second Round Bid is revoked by any Bank, or if the Company fails to notify the Administrative Agent by 9:15 a.m. (Minneapolis, Minnesota time) that a Partially Accepted Bid occurred, all Bid Loan Tenders submitted in response to the related Bid Loan Tender

Request Notice shall be deemed withdrawn.  If any Second Round Bid is revoked, the Administrative Agent shall notify the Company by telephone prior to 10:45 a.m. (Minneapolis, Minnesota time) and shall notify those Banks whose offers have not previously been revoked by telephone prior to 11:00 a.m. (Minneapolis, Minnesota time).

(2)  If offers to make Bid Loans are made by two or more of the Banks at the same interest rate for the same maturity date for a greater aggregate face amount of Bid Loans than the amount in respect of which offers to make Bid Loans are accepted at that interest rate for that maturity date, the principal amount of Bid Loans in respect of which such offers are accepted at such interest rate for such maturity date shall be allocated by the Company, in its sole discretion, between or among such Banks, provided that each resulting Bid Loan must be in a face amount of $1,000,000 or an integral multiple of $100,000 in excess thereof.

(3)  Notification of Bid Loans to Banks.  Prior to 9:30 a.m. (Minneapolis, Minnesota time) on the proposed Bid Loan Borrowing Date, the Administrative Agent shall notify by telephone each Bank that has made a Bid Loan Tender whether a Partially Accepted Bid has occurred and whether that Bank’s offer or offers have been accepted, and whether in whole or in part, specifying the date, principal amount and maturity date of each Bid Loan to be made by such Bank as part of the applicable Bid Loan Financing and the interest rate applicable to each such Bid Loan to be made by such Bank.  Any Bank not receiving such notification by the time indicated in the second preceding sentence may conclusively presume that its offer or offers were not accepted.

(g)  Funding of Bid Loans; Notes to Evidence Bid Loans.  Upon receipt of the telephonic notification contemplated by subsection 2.20(f)(3) by a Bank whose offer or offers to make a Bid Loan or Bid Loans have been accepted, such Bank shall make the aggregate principal amount of such Bid Loan or Bid Loans available to the Administrative Agent for the account of the Companies at the office of the Administrative Agent set forth in Section 9.2 hereof prior to 2:00 p.m., Minneapolis, Minnesota time on the applicable Bid Loan Borrowing Date in funds immediately available to the Administrative Agent as the Administrative Agent may direct.  The amounts so made available to the Administrative Agent shall be made available on such date to the Companies by the Administrative Agent by crediting the account of the Company on the books of such office of the Administrative Agent with the aggregate of such amounts in like funds as received by the Administrative Agent or in such manner as the Company may request in writing.  Bid Loans made by a Bank shall be evidenced by a master promissory note of the Companies in form of Exhibit G-3-1 hereto (individually, a “Bid Loan Note,” and collectively as to all the Banks, the “Bid Loan Notes”) payable to the order of such Bank.  Promptly after giving the telephonic notifications to the Banks contemplated by subsection 2.20(f)(3), the Administrative Agent shall complete and transmit by telecopier to each Bank whose offer or offers have been accepted one or more Bid Loan Schedules, substantially in the form thereof as attached to Exhibit G-3-1, showing for each such Bid Loan the name of such Bank, the amount of such Bid Loan, the applicable Borrowing Date and maturity date therefor and the interest rate applicable thereto.  Each such Bid Loan Schedule shall be attached by such Bank to its applicable Bid Loan Note and shall constitute a part of such Bid Loan Note.  Each Bank is hereby authorized to record the date and amount of each payment and prepayment of a Bid Loan in its books and records and/or on the applicable Bid Loan Schedule attached to its Bid Loan Note; provided however, that any failure by a Bank to make any such entry or error in making such entry shall not otherwise affect the obligation of the Companies hereunder and on that Bank’s Bid Loan Note.  Interest on each Bid Loan shall be computed on the basis of actual days elapsed and a year of 360 days and shall be payable on the last Business Day of each March, June, September and December following the Borrowing Date for such Bid Loan and on the date of repayment in full thereof.  Principal of each Bid Loan shall be payable on the maturity date therefor as specified in the applicable Bid Loan Schedule.

(h)  Repayment Obligation of the Companies; Prepayments.  The Companies hereby unconditionally agree to pay to each Bank that has made a Bid Loan the principal amount of such Bid Loan (in the currency in which borrowed) not later than 12:00 noon (Minneapolis, Minnesota time) on the maturity date thereof or such earlier date as may be required pursuant to any other provision of this Agreement.  In the absence of instructions from such Bank to the contrary, such payments shall be made by wire transfer of immediately available funds in accordance with the payment instructions set forth in Exhibit R hereto as such instructions may from time to time be changed by written notice from a Bank to the Administrative Agent and the Company.  Subject to subsection 2.20(n) hereof, the Companies may, at their option, prepay any Bid Loan in whole or in part upon at least three Business Days’ irrevocable notice to the Administrative Agent.  Upon receipt of such notice, the Administrative Agent shall promptly notify the Bank which made such Bid Loan.  If such notice is given, the Companies shall make such prepayment, and the prepayment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid and any amounts due under subsection 2.20(n) hereof.

(i)  Notice of Payment Default.  Each Bank that has made a Bid Loan pursuant to this subsection 2.20 shall notify the Administrative Agent and the Company as soon as practicable, and in no event later than 9:00 a.m. (Minneapolis, Minnesota time) on the Business Day immediately following the date payment is due with respect to such Bid Loan pursuant to paragraph (h) of this subsection 2.20, of any failure by the Companies to remit the amounts payable pursuant to subparagraph (h) of this subsection 2.20, and provided, however, that failure by any Bank to give notice as required by this sentence shall not release the Companies from, nor have any other effect on, such obligation to remit.

(j)  Effect on Commitments.  Although each Bid Loan shall reduce the amount available to the Company in the form of other Extensions of Credit by the principal amount of such Bid Loan during the period in which said Bid Loan is outstanding, each Bank’s obligation to make its Pro Rata Share portion of any subsequently requested Revolving Loans under subsection 2.2 hereof, or to purchase its Pro Rata Share participation in existing or subsequently created Acceptances under subsection 2.18 hereof, shall not in any way be affected by that Bank’s making of Bid Loans.

(k)  No Pro Rata Sharing.  NO BANK SHALL BE OBLIGATED OR ENTITLED TO PARTICIPATE IN ANY WAY IN ANY BID LOAN MADE BY ANY OTHER BANK.

(l)  Additional Payments.  If by reason of (a) any change in, or adoption of, any applicable law, regulation, rule, decree or regulatory requirement or any change in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement or (b) compliance by the Bank making a Bid Loan with any direction, request or requirement (whether or not having the force of law) of any Governmental Authority or monetary authority including, without limitation, Regulation D of the Board:

(1)  that Bank shall be subject to any tax, levy, charge or withholding of any nature or to any variation thereof or to any penalty with respect to the maintenance or fulfillment of its obligations under this subsection 2.20;

(2)  any reserve, deposit, or capital adequacy or similar requirement is or shall be applicable, imposed or modified in respect of any Bid Loan made by that Bank; or

(3)  there shall be imposed on that Bank any other condition regarding this subsection 2.20, or any Bid Loan;

and the result of the foregoing is directly or indirectly to increase the cost to that Bank of making or maintaining any Bid Loan, or to reduce the amount receivable in respect thereof by that Bank, or in the case of capital adequacy requirements, the result is to increase the amount of capital required to be maintained by that Bank with respect to any Bid Loan above the amount of capital which would otherwise be required to be maintained by that Bank with respect thereto (taking into account such Bank’s internal policies and practices with respect to capital maintenance as of the date hereof), then and in any such case such Bank may, at any time within a reasonable period after the additional cost is incurred or additional capital is required or the amount received is reduced, notify the Company, and the Companies shall pay on demand such amounts as such Bank may specify to be necessary to compensate such Bank for such additional cost or additional capital or reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at a rate equal at all times to the Floating Rate plus the Applicable Margin per annum.  The determination by any Bank of any amount due pursuant to this subsection 2.20(l) as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest error, be final and conclusive and binding on all of the parties hereto.  Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this subsection, will give prompt written notice thereof to the Company, which notice shall show the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Companies’ obligations to pay additional amounts pursuant to this subsection.

(m)  Indemnification; Nature of the Bid Loan Bank’s Duties.  In addition to amounts payable as elsewhere provided in this subsection 2.20, the Companies hereby agree to protect, indemnify, pay and save each Bank that makes a Bid Loan harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) which that Bank may incur or be subject to as a consequence, direct or indirect, of the making of the Bid Loan, other than as a result of the gross negligence or willful misconduct of that Bank as determined by a court of competent jurisdiction.  In furtherance and not in limitation of the foregoing, no Bank shall be responsible:  (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and making of any such Bid Loan, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Bid Loan or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (iv) for errors in interpretation of technical terms; (v) for any loss or delay in the transmission or other handling of any document related to any such Bid Loan or of the proceeds thereof; and (vi) for any consequences arising from causes beyond the control of that Bank.  In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Bank under or in connection with the Bid Loans made by it or the related documents, if taken or omitted in good faith, shall not put that Bank under any resulting liability to any Company.

(n)  The Companies agree to indemnify each Bank and to hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of a default by any of the Companies in borrowing a Bid Loan after the Company has given notice of its acceptance of a Bid Loan Tender as provided in the last paragraph of subsection 2.20(f)(1) or in prepaying a Bid Loan after having given notice of such prepayment in accordance with the last sentence of subsection 2.20(h), or in the event of any prepayment of a Bid Loan on a day which is not a maturity date therefor, including, but not limited to, any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its Bid Loans hereunder and any loss or expense incurred in liquidating or redeploying deposits from which such funds were obtained.  This covenant shall survive termination of this Agreement and payment of the outstanding Notes.

2.21.  Payments; Remission of Funds.  Each payment (including any prepayment) to be made hereunder by the Companies to the Administrative Agent, for its own account or for the account of any Bank, shall be made, in the absence of instructions from the Administrative Agent to the contrary, to the Administrative Agent by wire transfer of immediately available funds to U.S. Bank National Association, Minneapolis, Minnesota, Attn:  Commercial Loan Operations, Ref:  Quad/Graphics not later than 12:00 noon (Minneapolis, Minnesota time) on the due date of such payment; provided, that any such payment shall be deemed to have been received by the Administrative Agent by 12:00 noon (Minneapolis, Minnesota time) on such due date if (x) the Company shall have instructed the Administrative Agent to apply the proceeds of new Extensions of Credit scheduled to be made on such due date to such payment or payments and (y) such proceeds, together with other funds the Company has directed the Agent to apply, are sufficient, or would be sufficient but for the failure of a Bank to fund such new Extensions of Credit on such date, to make such payment or payments in full.  Funds not received or not deemed to have been received by such hour shall be deemed to have been received by the Administrative Agent on the next Business Day.  The Company hereby irrevocably authorizes the Administrative Agent to charge the Company’s account maintained with the Administrative Agent on the due date of any such payment in an amount equal to such payment, and the Administrative Agent will promptly give the Company advice of such charges by telephone, confirmed as soon as practicable in writing.  On the same Business Day on which the Administrative Agent has received or is deemed to have received any such payment (in the case of a payment not received or not deemed to have been received by 12:00 noon (Minneapolis, Minnesota time)), the Administrative Agent shall remit to each Bank entitled to receive such payment such Bank’s ratable share thereof in accordance with the payment instructions set forth in Exhibit R hereto, as such instructions may from time to time be changed by written notice from a Bank to the Administrative Agent.  Each remission of funds to be made by the Administrative Agent or any Bank hereunder to the Company shall be made, in the absence of instructions from the Company to the contrary, to the Company in immediately available funds, in the case of the Administrative Agent, by depositing such funds in Account Number 1-602-3345-4059 maintained by the Company with the Administrative Agent and, in the case of each Bank, by wire transfer to U.S. Bank National Association, Minneapolis, Minnesota, Attn:  Commercial Loan Operations, Ref:  Quad/Graphics (for further credit to Quad/Graphics, Inc.’s Account Number 1-602-3345-4059).  Each payment to be made by the Companies to any Bank hereunder shall be made, in the absence of instructions from such Bank to the contrary, by wire transfer of immediately available funds in accordance with the payment instructions set forth in Exhibit R hereto as such instructions may from time to time be changed by written notice from a Bank to the Administrative Agent and the Company.

2.22.        Taxes.

(i)            All payments by the Companies to or for the account of any Bank or the Administrative Agent hereunder or under any Note hereunder (whether in respect of principal, interest, fees or otherwise and including pursuant to an Foreign Currency Addendum) shall be made free and clear of and without deduction for any and all Taxes.  If the Companies, or any of them, shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Bank or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.22) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Company shall make such deductions, (c) such Company shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Company shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii)           In addition, each of the Companies hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or any other Loan Document (“Other Taxes”).

(iii)          Each of the Companies hereby agrees to indemnify the Administrative Agent and each Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 2.22) paid by the Administrative Agent or such Bank as a result of its Revolving Loan Commitment, including its Foreign Currency Loans or commitment to make the same, if any, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Bank makes demand therefor.  This indemnification obligation shall survive any termination of this Agreement.

(iv)          Each Bank that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date on which it becomes party to this Agreement (but in any event before a payment is due hereunder), (i) deliver to the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax.  Each Non-U.S. Lender further undertakes to deliver to each of the Company and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Company or the Administrative Agent.  All forms or amendments described in the preceding sentence shall certify that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form or amendment with respect to it and such Bank advises the Company and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v)           For any period during which a Non-U.S. Lender has failed to provide the Company with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 2.22 with respect to Taxes imposed by the United States; provided, that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Company shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vi)          Any Bank that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(vii)         If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or properly completed, because such Bank failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent).  The obligations of the Banks under this Section 2.22(vii) shall survive the payment of the Obligations and termination of this Agreement.

SECTION 3.  REPRESENTATIONS AND WARRANTIES

In order to induce the Banks to enter into this Agreement and to make the Extensions of Credit herein provided for, and in recognition of the fact that the Banks are acting in reliance thereupon, the Companies hereby covenant, represent and warrant to each Bank that:

3.1.  Financial Condition.  The consolidated balance sheets of the Company and its Restricted Subsidiaries as at December 31, 2002, December 31, 2003 and December 31, 2004, and the related consolidated statements of operations, stockholders’ investment and cash flows for the fiscal years, or the portion thereof, ended on such dates, certified, in the case of the December 31, 2002, December 31, 2003 and December 31, 2004 financial statements, by the Company’s auditors, copies of which have heretofore been furnished to each Bank, are complete and correct and present fairly the consolidated financial condition of the Company and its Restricted Subsidiaries as at such dates, and the consolidated results of their operations and changes in cash position for the fiscal years, or the portion thereof, then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein).  As of the respective dates thereof, neither the Company nor any of its Restricted Subsidiaries has any material Indebtedness, Contingent Obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment, which is not reflected in any of the foregoing statements or in the notes thereto.

3.2.  No Change.  Since December 31, 2004, there has been no material adverse change in the business, operations, assets, Property, prospects or financial condition of the Company and its Restricted Subsidiaries taken as a whole (except to the extent that the litigation set forth in Exhibit K hereto is considered a material adverse change), and there has been no fire, explosion, labor dispute, storm, act of God, accident or other casualty which has had a material adverse effect upon the business, operations, assets, Property, prospects or financial condition of the Company and its Restricted Subsidiaries taken as a whole.

3.3.  Corporate Existence; Compliance with Law.  Each of the Companies is duly organized, validly existing and in good standing (or equivalent) under the laws of the jurisdiction of its incorporation, and has the corporate power and authority and the legal right to own and operate its Property, to lease the Property it operates and to conduct the business in which it is currently engaged.  The Companies’ corporate names are as set forth herein.  Each of the Companies is duly qualified as a foreign corporation and in good standing (or equivalent) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, and is in compliance with all Requirements of Law, except to the extent that the failure so to qualify or comply does not, in the aggregate, have a material adverse effect upon the business, operations, assets, Property, prospects or financial condition of the Companies taken as a whole, or a material adverse effect upon the ability of the Companies to perform their Obligations under all Loan Documents including, but not limited to, this Agreement and the Notes.

3.4.  Corporate Power; Enforceable Obligations.  The Companies each have the corporate power and the authority to enter into, deliver, issue and perform all of their obligations under all Loan Documents including, but not limited to, this Agreement and the Notes.  The Companies have the corporate power and the authority to borrow under this Agreement.  The Loan Documents, including, but not limited to, this Agreement and the Notes, when duly executed and delivered on behalf of the Companies, will constitute legal, valid and binding obligations of the Companies enforceable against the Companies in accordance with their terms.

3.5.  No Legal Bar.  No consent or authorization of, filing with, or other act by or in respect of any Governmental Authority, is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents, including, but not limited to, this Agreement and the Notes.  The execution, delivery and performance of the Loan Documents, including, but not limited to, this Agreement and the Notes, prospective borrowings hereunder and the use of the proceeds thereof, (i) have been duly authorized by all necessary corporate action, (ii) will not require any consent or approval of the Companies’ stockholders, (iii) will not violate any Requirement of Law or any Contractual Obligation of the Companies and (iv) will not result in, or require the creation or imposition of, any Lien on any of the Companies’ respective Properties or revenues pursuant to any Requirement of Law or Contractual Obligation.

3.6.  No Material Litigation.  Except as set forth in Exhibit K hereto, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Companies, threatened by or against any of the Companies or against any of their respective Properties or revenues (a) with respect to the Loan Documents, including, but not limited to, this Agreement or the Notes, or any of the transactions contemplated hereby or thereby, or (b) which, if adversely determined, could have a material adverse effect upon the business, operations, assets, Property, prospects or financial condition of the Companies taken as a whole.

3.7.  No Default.  Neither the Company nor any of its Restricted Subsidiaries is in default under the Existing Loan Agreement nor has there been an event of default relating thereto.  In addition, no “event of default” exists under any Contractual Obligation of any of the Companies in any respect which could be materially adverse to the business, operations, assets, Property, prospects or financial condition of the Companies taken as a whole, or which could have a material adverse effect upon the ability of the Companies to perform their obligations under the

Loan Documents, including, but not limited to, this Agreement or the Notes.  No Default or Event of Default has occurred and is continuing.

3.8.  Liens.  None of the Restricted Property of the Companies is subject to any Lien, except as permitted in subsection 6.1.

3.9.  No Burdensome Restrictions.  No Contractual Obligation of any of the Companies and no Requirement of Law has a material adverse effect upon, or insofar as the Companies may reasonably foresee may have such an effect upon, the business, operations, assets, Property, prospects or financial condition of the Companies taken as a whole.

3.10.  Taxes.  The Companies have filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof.  The Companies have each paid, or provided adequate reserves for, all taxes, including interest and penalties, shown to be due on any assessments made against it or any of its Property and all other taxes, fees and other charges imposed on it or its Property by any Governmental Authority.  Except as expressly disclosed in the financial statements referred to in subsection 3.1, the Companies have no outstanding unpaid tax liabilities (except for taxes which are currently accruing from their current operations and ownership of Property, which are not delinquent) and no tax deficiencies have been proposed or assessed against them, except for liabilities and deficiencies the amount or validity of which is currently being contested in good faith by appropriate proceedings with adequate reserves being maintained therefor.

3.11.  Board Regulations.  Neither the Company nor any of its Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect.

3.12.  ERISA.  Neither the Company nor any Commonly Controlled Entity has been, since July 1, 1974, an “Employer,” as defined in Section 3(5) of ERISA, in respect of any defined benefit plan, except to the extent specified on Exhibit S attached hereto.

3.13.  Investment Company Act.  The Company and its Subsidiaries are not “investment companies” or companies “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

3.14.  Subsidiaries and Affiliates.  The Company has no Subsidiaries except those set forth on Exhibit L, as the same may be supplemented by the Company from time to time, and any Unrestricted Subsidiary having an Adjusted Net Worth of less than $50,000 as of its organization (for the purposes of this subsection, a “Low Net Worth Subsidiary”).  All of the outstanding stock, membership interests or partnership interests, as the case may be, of each Restricted Subsidiary has been validly issued, is fully paid and nonassessable (except as provided by Wis. Stat. Sec. 180.0622), and is wholly owned by the Company and/or a Restricted Subsidiary free and clear of any Liens.  The Company does not own shares of the voting stock, membership interests or partnership interests, as the case may be, of any Person other than those set forth on Exhibit L, as the same may be supplemented by the Company from time to time, and any Low Net Worth Subsidiary.

3.15.  No Misstatements.  No information, exhibit or report furnished by the Companies to the Banks in connection with the negotiation of, or pursuant to, this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading.

3.16.  Ownership of Property.  Each of the Companies has good and marketable title to its real properties and good and sufficient title to its other properties, including all properties and assets referred to as owned by the Companies in the most recent financial statement referred to in Section 3.1, without knowledge of any defect in title, which defect could reasonably be expected to have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Companies taken as a whole.

3.17.  Securities Laws.  To the best of the Companies’ knowledge, (i) no Company has issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other law, and (ii) no Company is violating any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, in any material respect.

3.18.  Intellectual Property.  Each of the Companies possesses or has the right to use all of the patents, trademarks, tradenames, service marks and copyrights, and applications therefore, and all technology, knowhow, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others, which conflict could reasonably be expected to have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Companies taken as a whole.

3.19.  Environmental, Health and Safety Laws.  There does not exist any violation by any of the Companies of any applicable Requirement of Law relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on any of the Companies or which would require material expenditure by any of the Companies to cure.  None of the Companies has received any notice to the effect that any of its operations or properties are not in material compliance with any such Requirement of Law or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance to the environment, which noncompliance or remedial action could reasonably be expected to have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Companies taken as a whole.

SECTION 4.  CONDITIONS PRECEDENT

This Agreement shall become effective upon satisfaction of the conditions set forth in subsections 4.1 through 4.4, and the Banks shall not be required to make any Extensions of Credit hereunder unless those conditions have been satisfied, and unless each of the conditions set forth in subsections 4.6 through 4.9 is satisfied as of the date requested for the Extension of Credit, provided, that, the condition set forth in subsection 4.2(c) may, at the option of the Company, be satisfied subsequent to the Effective Date provided that it is satisfied by the earlier of February 15, 2006 or the date on which the Company completes its placement of senior secured notes that is anticipated to close in January, 2006:

4.1.  Credit Agreement; Existing Revolving Credit Agreement.

(a)  Credit Agreement.  The Companies shall have delivered this Agreement, executed by a Responsible Officer, to each Bank.

(b)  Existing Credit Agreements.  To the extent of any amounts outstanding under the Existing Credit Agreement, if any, the Company shall have requested Revolving Loans and/or Swing-Line Loans in the aggregate amount necessary to pay to the lenders all outstanding principal and all interest, fees and other charges accrued through the Effective Date under the Existing Credit Agreement, and shall have delivered all documents required by subsection 2.4 to request Revolving Loans and/or Swing-Line Loans, each duly executed by a Responsible Officer, to the Administrative Agent, and the Administrative Agent shall have received proof satisfactory to the Administrative Agent that the Existing Credit Agreement has been terminated, and all amounts owed thereunder have been paid.

4.2.  Notes and Documents Relating to Liens.

(a)  Notes.  The Administrative Agent shall have received for the account of the Banks Notes, payable to the order of each Bank, conforming to the requirements hereof and duly executed by a Responsible Officer.

(b)  Drafts.   If requested by the Administrative Agent and each Bank, each of the Administrative Agent and each Bank shall have received drafts drawn on it, conforming to the requirements of subsections 2.18(c) and 2.19(g) hereof and duly executed by a Responsible Officer.

(c)  UCC Searches.  The Administrative Agent shall have received copies of the UCC searches with respect to the Company made in the offices of the Wisconsin and New York Secretaries of State, the Register of Deeds for Washington, Dodge, Milwaukee and Waukesha Counties, Wisconsin, the Register of Deeds (or Clerk of Superior Court) for Upson County, Georgia, the Register of Deeds (or County Clerk) for Saratoga County, New York, the County Clerk of the County Commission, Berkley County, West Virginia, the Secretary of State of West Virginia and the Wisconsin Department of Financial Institutions, all with a “search-through” date of no earlier than October 1, 2005, together with an updated search from the Wisconsin Department of Financial Institutions requested no earlier than October 25, 2005, all showing no Liens affecting the Restricted Property of the Company other than Liens permitted under subsection 6.1 and Liens securing the Existing Loan Agreement.

4.3.  Legal Opinion.  The Administrative Agent shall have received, for the account of each Bank, an opinion of in-house counsel to the Companies, dated as of the Effective Date, addressed to the Banks, substantially in the form of Exhibit M hereto and covering such other matters as the Banks may reasonably require.

4.4.  Corporate Documents and Certificates.

(a)  Corporate Proceedings of the Companies.  The Administrative Agent shall have received, with a counterpart for each Bank, a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of each of the

Companies authorizing (i) the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which it is a party, and (ii) the Extensions of Credit contemplated hereunder, certified by the Secretary or an Assistant Secretary of each of the Companies as of the Effective Date, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate.

(b)  Incumbency Certificates of the Companies.  The Administrative Agent shall have received, with a counterpart for each Bank, a certificate of each of the Companies, dated the Effective Date, as to the incumbency and signature of the officers of each of the Companies executing any Loan Document, satisfactory in form and substance to the Administrative Agent and its counsel, executed by the Secretary or any Assistant Secretary of each of the Companies.

(c)  Corporate Documents.  The Administrative Agent shall have received, with a counterpart for each Bank, true and complete copies of the certificate of incorporation and by-laws of each of the Companies, certified as of the Effective Date as true, complete and correct copies thereof by the Secretary or an Assistant Secretary of each of the Companies.

(d)  Good Standing Certificates.  The Administrative Agent shall have received, with a counterpart for each Bank, copies of certificates dated as of a recent date from the Secretary of State or other appropriate authority of such jurisdiction, evidencing the good standing (or comparable status) of the Companies in its jurisdiction of organization and each State where the ownership, lease or operation of property or the conduct of business requires it to qualify as a foreign corporation, except where the failure so to qualify would not have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of the Companies taken as a whole.

4.5.  Documentation; Initial Extension of Credit.  Upon determining that all conditions set forth in subsections 4.1 through 4.4 above have been satisfied, and receiving each Bank’s Pro Rata Share of any Revolving Loans to be made, the Administrative Agent shall make the proceeds of the Acceptances and Revolving Loans described in subsection 4.1(b) available to the Companies by applying said proceeds to satisfy all obligations of the Companies under the Existing Credit Agreement.  Each of the Banks acknowledges that, upon such application, the Companies will have satisfied all obligations under the Existing Credit Agreement other than obligations that survive the repayment of the notes under, and termination of, the Existing Credit Agreement.  Each of the Companies acknowledges that from and after the Effective Date, the Companies shall have no right to obtain Extensions of Credit under the Existing Credit Agreement.  The Acceptances and Revolving Loans described in subsection 4.1(b) shall be treated as Acceptances under subsection 2.18 hereof and Revolving Loans under subsections 2.2 through 2.16 hereof, and the Obligations of the Companies and the Banks with respect to those Acceptances and Revolving Loans shall be as described in subsections 2.18 and 2.2 through 2.16, respectively, notwithstanding the creation of those Acceptances and Revolving Loans without compliance with the notice requirements or any other provision described in subsections 2.18 and 2.2 through 2.16, respectively.  Except as described in the preceding portion of this subsection 4.5, the Banks shall have no obligation to make any Extension of Credit unless the Companies shall have delivered to the Administrative Agent, in a timely fashion, all written or oral notices or requests, or other documents, required by the provisions of this Agreement to be executed and delivered to the Administrative Agent on or before the Bid Banker’s Acceptance Creation Date, Borrowing Date or Drawing Date, as appropriate, and the matters certified in any such request shall be true and correct on the date thereof and shall be true and correct on the date of the Loan requested therein or confirmed thereby or the Effective Date, as the case may be.

4.6.  Maximum Extensions of Credit.  The requested Extension of Credit does not and would not cause the Total Outstandings to exceed the Total Commitments.

4.7.  Representations and Warranties.  The representations and warranties made by the Companies herein, in any Loan Document, or in any certificate, document, financial statement or other statement delivered hereunder shall be true as of the Bid Banker’s Acceptance Creation Date, Borrowing Date or Drawing Date, as the case may be, to the same extent as if made on and as of such date and shall be true after giving effect to each such transaction.

4.8.  No Default or Event of Default.  No Default or Event of Default has occurred and remains uncured as of the Bid Banker’s Acceptance Creation Date, Borrowing Date or Drawing Date, as the case may be and no Default or Event of Default shall have occurred after giving effect to each such transaction.

4.9.  Additional Matters.  All other documents and legal matters in connection with the transactions contemplated by this Agreement are, as of the Bid Banker’s Acceptance Creation Date, Borrowing Date or Drawing Date, as the case may be, satisfactory in form and substance to the Banks and counsel for the Banks.

SECTION 5.  AFFIRMATIVE COVENANTS

The Companies hereby agree that, so long as the Commitments remain in effect, any Note remains outstanding and unpaid, any Draft or Bid Banker’s Acceptance is outstanding or any amount is owed to any of the Banks hereunder, the Company shall, and in the case of the agreements set forth in subsections 5.3 through 5.9, all of the Companies shall:

5.1.  Financial Statements.  Furnish to each Bank:

(a)  as soon as available, but in no event more than ninety days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of such year and the related consolidated statements of operations, stockholders’ investment and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, certified, without a “going concern” or like qualification or exception or any qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing acceptable to the Administrative Agent; and

(b)  as soon as available, but in no event more than forty-five days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Company and its Restricted Subsidiaries for such quarterly period and the portion of the fiscal year through such date, setting forth in each case in comparative form the figures for the same period during the previous year, certified by a Responsible Officer (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except that financial statements described in subsection 5.1(b) may be presented without footnotes and except as otherwise approved by such accountants or Responsible Officer, as the case may be, and disclosed therein).

5.2.  Certificates; other Information.  Furnish to each Bank:

(a)  concurrently with the delivery of the financial statements referred to in subsection 5.1(a), above, a certificate from the independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)  Reserved;

(c)  concurrently with the delivery of the financial statements referred to in subsection 5.1(a) and (b) above, a certificate in the form attached hereto as Exhibit N from a Responsible Officer (i) stating that, to the best of such officer’s knowledge, the Companies have, during the applicable period, observed or performed all of their covenants and other agreements and satisfied every condition contained in this Agreement and the Notes, and (ii) showing in detail the calculations supporting such statement in respect of subsections 6.7, 6.8, 6.9 and 6.10;

(d)  concurrently with the financial statements referred to in subsections 5.1(a) and 5.1(b), above, and as of the date of such financial statements, a schedule in the form of Exhibit O hereto listing all letters of credit outstanding for the account of any of the Companies, setting forth a summary of invoices and paper purchases by state, aggregate shipments by state with respect to all transactions relied on as the basis for eligibility of Acceptances and Bid Banker’s Acceptances, and a summary of trade receivable aging statistics and valuing on a FIFO basis all inventory belonging to any of the Companies and which the Companies have on hand (excluding, however, inventory that is not new, unused, unencumbered, in good condition and readily usable or salable in the ordinary course of business), setting forth a summary of all transactions eligible for financing by an Acceptance and listing all outstanding Interest Rate Agreements, Foreign Exchange Agreements and deposits or prepayments described in subsection 6.12;

(e)  promptly, such additional financial and other information as the Banks may from time to time reasonably request;

(f)  as soon as available, a copy of registration statements, reports on Form 10-K and 10-Q, proxy statements and such other statements and reports as may be filed with the Securities and Exchange Commission under the Securities Act of 1933, or filed with the Commission or sent to shareholders after the Company has registered securities under Section 12 of the Securities Exchange Act of 1934; and

(g)  promptly upon preparation thereof, all prospectuses, offering circulars, offering memoranda, or similar materials relating to any public or private offering of securities of the Companies.

5.3.  Payment of Taxes and Other Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments, and other governmental charges or levies imposed upon it, its income or its Properties, and all other items of Indebtedness (but only to the extent that failure to pay such Indebtedness would constitute an Event of Default under the provisions of subsection 7.1(e) hereof) and other obligations of whatever nature, unless the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be.  For purposes of this subsection 5.3, accounts payable shall be considered delinquent only if more than 90 days past due.

5.4.  Conduct of Business and Maintenance of Existence.  Continue to engage in business of the same general type as now conducted by it, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; and comply with all Contractual Obligations and Requirements of Law except to the extent that the failure to comply therewith could not have a material adverse effect upon the business, operations, assets, Property, prospects or financial condition of the Company and its Subsidiaries taken as a whole.

5.5.  Maintenance of Property, Insurance.  Keep all Property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all of its Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each of the Banks, upon written request, full information as to the insurance carried.

5.6.  Inspection of Property; Books and Records; Discussions.  (i) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; (ii) permit representatives of each Bank to visit and inspect any of its Properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired; and (iii) permit representatives of each Bank to discuss the business, operations, assets, Properties, prospects and financial condition of the Companies with officers of the Companies and with their independent certified public accountants.

5.7.  Notices.  Promptly give notice to each Bank:

(a)  of the occurrence of any Default or Event of Default;

(b)  of any material default known to a Responsible Officer of the Company or event of default under any Contractual Obligation of the Companies;

(c)  of any litigation, investigation or proceeding which may exist at any time between the Companies and any Governmental Authority, and which, if adversely determined, could have a material adverse effect upon the business, operations, assets, Property, prospects or financial condition of the Companies taken as a whole;

(d)  of any litigation or proceeding affecting the Companies, their Property, in which the amount involved is $3,000,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought;

(e)  of the following events, as soon as possible and in any event within 30 days after the Company knows or has reason to know thereof:  (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan with respect to which any of the Companies is an employer; (ii) the institution of proceedings or the taking or expected taking of any other action by PBGC or the Companies or any Commonly Controlled Entity to terminate, withdraw or partially withdraw from any such Plan and with respect to a Multiemployer Plan, the reorganization or insolvency of such a Plan, and in addition to such notice, deliver to the Banks whichever of the following may be applicable:  (A) a certificate of the chief financial officer of the Company setting forth details as to such Reportable Event and the action that the Company or Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with the PBGC, or (B) any notice delivered by the PBGC evidencing its intent to institute such proceedings or any notice to the PBGC that such Plan is to be terminated, as the case may be; or (iii) of any meeting of the shareholders of any of the Companies;

(f)  of any material adverse change in the business, operations, assets, Property, prospects or financial condition of the Company or any of its Restricted Subsidiaries;

(g)  immediately of any Change in Control, and immediately of any Change in Control anticipated by the Company to occur in or within thirty (30) days (including with such notice in each case, without limitation, the identity of any possible acquiring Person, and the price to be paid from each share of voting stock outstanding, whether in cash, stock, indebtedness or other instrument or property).

5.8.  Environmental Matters; Reporting.  The Companies will observe and comply with, and the Company will cause each of its Subsidiaries to observe and comply with, all Requirements of Law relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise have a material adverse effect on the Companies taken as a whole.  The Company will give the Administrative Agent prompt written notice of any violation as to any environmental matter by the Company or any Subsidiary and of the commencement of any judicial or administrative proceeding related to health, safety or environmental matters (i) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Company or any Subsidiary which are material to the operations of the Company or such Subsidiary, or (ii) which will or threatens to impose a material liability on the Company or such Subsidiary to any Person or which will require a material expenditure by the Company or such Subsidiary to cure any alleged problem or violation.

5.9.  Performance by the Companies.  Promptly pay each of the Obligations when due and promptly make any payment required under this Agreement or any of the other Loan Documents, and faithfully perform at all times any and all covenants, undertakings, stipulations and provisions contained in this Agreement and in any and every Loan Document executed and delivered hereunder.

5.10.  Reserved.

Each notice pursuant to this section 5 shall be accompanied by a statement of the chief executive officer or chief financial officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.  For all purposes of subsection 5.7(e), the Company shall be deemed to have all knowledge or knowledge of all facts attributable to the administrator of any such Plan.

SECTION 6.  NEGATIVE COVENANTS

The Companies hereby agree that, so long as the Commitments of the Banks remain in effect, any Note remains outstanding and unpaid, any Draft or Bid Banker’s Acceptance is outstanding or any amount is owed to any of the Banks hereunder, the Companies shall not directly or indirectly:

6.1.  Limitation on Liens.  Create, incur, assume or suffer to exist, any Lien upon any of the Companies’ Restricted Property, except:

(a)  Liens for taxes, assessments or governmental charges which are not yet due or delinquent or which are being contested in good faith by appropriate proceedings and provided adequate reserves with respect thereto are maintained on the books of the Companies, as the case may be, in accordance with GAAP;

(b)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising by operation of law in the ordinary course of business, provided the obligations giving rise to such Liens are not yet due or delinquent or are being contested in good faith by appropriate proceedings and provided adequate reserves with respect thereto are maintained on the books of the Companies, as the case may be, in accordance with GAAP;

(c)  pledges or deposits made in connection with workmen’s compensation laws, unemployment insurance laws, social security laws or other similar legislation;

(d)  deposits made to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)  Liens in favor of the United States of America for amounts paid to the Companies as progress payments under government contracts; and

(f)  Liens in favor of the Banks and securing the Obligations on a pro rata basis.

6.2.  Prohibition of Fundamental Changes.  Enter into any transaction of merger, consolidation or amalgamation; liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or assets; or make any material change in the nature of its present business or its method of conducting its present business, except that, if no Default or Event of Default exists or would exist following consummation of the transaction:

(a)  any Subsidiary may be merged or consolidated with or into the Company or a Restricted Subsidiary (provided, that the Company or such Restricted Subsidiary shall be the continuing or surviving corporation);

(b)  any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or another Restricted Subsidiary;

(c)  the Company or any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of all of the business, assets, stock, partnership interests or other evidence of beneficial ownership of any Unrestricted Subsidiary;

(d)  the Company or any Restricted Subsidiary may sell assets (other than Restricted Property) to the issuer of Phantom Bonds contemporaneously with such issuance, if and only if the Company or the Restricted Subsidiary simultaneously purchases all of such issue of Phantom bonds and leases such assets;

(e)  the Company may merge or consolidate with any other Person so long as the Company shall be the continuing or surviving corporation; and

(f)  a Restricted Subsidiary may merge or consolidate with any other Person (other than as provided above in this Section 6.2) so long as such Restricted Subsidiary shall be the continuing or surviving corporation or entity.

6.3.  Prohibition Against Change in Control.  Permit any Change in Control to occur.

6.4.  Reserved.

6.5.  Investments in Unrestricted Subsidiaries; Loans to Employees.  Make, or commit to make, any advance, loan, extension of credit to any employee of the Companies or purchase any stock or ownership interest in any Unrestricted Subsidiary except:

(a)  loans to employees for the purpose of purchasing the Company’s common stock so long as the aggregate outstanding amount thereof does exceed $3,000,000 at any time;

(b)  purchases or acquisitions of the stock or ownership interests in Unrestricted Subsidiaries, such that the sum of (1) the net book value of all capital stock (including common and preferred stock) of all Unrestricted Subsidiaries held by the Company and its Restricted Subsidiaries, plus (2) the face amount of all Indebtedness, Contingent Obligations and other Liabilities of all Unrestricted Subsidiaries to or guaranteed by the

Company and its Restricted Subsidiaries (other than Unrestricted Subsidiary Trade Payables), does not exceed thirty percent (30%) of the sum of the face amount of the capital stock of the Company plus (or minus in the case of a deficit) all additional paid-in capital, surplus and retained earnings of the Company and its Subsidiaries, minus the sum of the cost of shares of capital stock (including common and preferred stock) of the Company held by the Company as treasury stock or held by a Restricted Subsidiary, all as determined in accordance with GAAP consistently applied on a consolidated basis.

6.6.  Compliance with ERISA.  (a) Terminate any Plan if such termination results in any material liability to the PBGC, (b) engage in any “prohibited transaction” (as defined in ERISA and the Code) if such transaction involves a Plan and could result in a material liability for an excise tax or civil penalty in connection therewith, or (c) incur or suffer to exist any material “accumulated funding deficiency” (as defined in ERISA), whether or not waived, involving any condition which creates a material risk that any of the Companies will incur a material liability to the PBGC by reason of any termination of any such Plan.

6.7  Maintenance of Adjusted Consolidated Net Worth.  The Company shall not permit Adjusted Consolidated Net Worth to be at any time less than the applicable Minimum Adjusted Consolidated Net Worth.

6.8.  Maintenance of Consolidated Total Liabilities-to-Consolidated Net Worth Ratio.  Permit the ratio of Consolidated Total Liabilities to Consolidated Net Worth to exceed: (i) 3.0 to 1.0 at any time from June 30 through December 30 each year; and (ii) 2.5 to 1.0 at any other time.
..

6.9.  Minimum Interest Coverage Ratio.  Permit the Minimum Interest Coverage Ratio as of the close of each fiscal quarter of the Company to occur after the Effective Date to be less than 2.25 to 1.0 for the period of four fiscal quarters ending on such date.

6.10.  Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio as of the close of each fiscal quarter of the Company to occur after the Effective Date to be less than 1.65 to 1.0 for the period of four fiscal quarters ending on such date.

6.11.  Margin Stock.  Use the proceeds of any Loan to purchase or carry any margin stock (within the meaning of Regulation U of the Board), to extend credit to others for the purpose of purchasing or carrying margin stock, or to undertake any other activity inconsistent with the Board’s Regulations.  If requested by the Administrative Agent, the Company shall furnish to the Administrative Agent a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

6.12.  Equipment Deposits.  Make, or agree to make, any deposit with or prepayment to any manufacturer or other vendor of equipment (as defined in the UCC) in amounts that exceed the amounts that would be deposited or prepaid by a reasonably prudent, similarly situated company engaged in the same or a similar business.

6.13.  Hedging Agreements.  Enter into Hedging Agreements except in the ordinary course of its business and in order to manage risk related to interest rates, commodity prices, foreign exchange rates, or other risks described in the definition of Hedging Agreement.

6.14.  Negative Pledge Agreements.  Create, incur, assume or suffer to exist any agreement, other than this Agreement, which places any restrictions upon the right of the Companies or any Restricted Subsidiary to sell, pledge or otherwise dispose of any of its Restricted Property now owned or hereafter acquired.

SECTION 7.  EVENTS OF DEFAULT

7.1.  Events of Default.  An Event of Default shall be deemed to have occurred if:

(a)           the Company shall fail to pay any principal on any Note when due in accordance with the terms thereof, or to pay any interest on any Note, or to pay any Acceptance or Bid Banker’s Acceptance on its maturity date, or to pay any fees or any other amount payable hereunder within one Business Day after notice given by any Bank or the Administrative Agent of nonpayment of any such amount when due in accordance with the terms thereof or hereof; or

(b)           any representation or warranty made or deemed made by any of the Companies in the Loan Documents including, but not limited to, this Agreement or any certificate, document, financial statement or other statement furnished at any time under or in connection with the Loan Documents, including but not limited to, this Agreement, proves to have been incorrect in any material respect on or as of the date made or, except for any matter which does not constitute an Event of Default under paragraph 7.1(e) hereof, on or as of the date deemed made; provided, however, that an incorrect representation and warranty to the effect that no Default has occurred and remains uncured made in connection with a borrowing request under this Agreement shall not constitute an Event of Default under this subsection 7.1(b) if (i) when making such representation and warranty the Company had no knowledge or reason to know of the existence of such Default and (ii) promptly after acquiring such knowledge or reason to know thereof the Company shall have remedied the state of facts creating such Default such that such Default is cured; or

(c)           the Company or any Subsidiary fails to perform or observe any covenant set forth in Section 6 hereof; or

(d)           the Company or any Restricted Subsidiary fails to perform or observe any other term, covenant or agreement contained herein or in the Notes or other Loan Documents and such failure continues unremedied for thirty days following notice of such Default; or

(e)           (i) any of the Companies fails to make when due and fails to cure within any applicable grace period, any payment which is due pursuant to any Contingent Obligation or Indebtedness (other than any Indebtedness owing under the Notes or hereunder) or operating lease involving or having a current principal amount in excess of

$5,000,000; (ii) any of the Companies fail to make when due, and within any applicable grace period if less than 31 days, any payment which is due pursuant to any Contingent Obligation (other than a Contingent Obligation described in clause (i) of this paragraph) or Indebtedness (other than any Indebtedness arising under the Notes or hereunder or described in clause (i) of this paragraph) or operating lease (other than any operating lease described in clause (i) of this paragraph), (iii) any of the Companies in any other way defaults in connection with any Contingent Obligation or operating lease and such default enables others to declare such Contingent Obligation or operating lease to be due or terminated, demand payment or accelerate maturity, (iv) any of the Companies in any other way defaults in connection with any Indebtedness and such default enables others to accelerate such Indebtedness or (v) any event occurs under any Interest Rate Agreement permitting the party or parties thereto other than the Companies to terminate such agreement or demand payment of a termination fee thereunder or (vi) any foreclosure action is instituted with respect to a mortgage securing any Indebtedness of the Companies; provided, that in the case of a default under clauses (ii), (iii), (iv) and (v) of this paragraph, the amount of the payment past-due, the Contingent Obligation permitted to be accelerated, the Indebtedness permitted to be accelerated or the termination fee payable, when aggregated with all then existing such past-due payments, Contingent Obligations permitted to be accelerated, Indebtedness permitted to be accelerated, and termination fees payable, exceeds $5,000,000; or

(f)            the aggregate face amount of commercial paper notes under which any of the Banks acts as agent exceeds at any time the sum of the Total Available Commitments; or

(g)           the Company or any Restricted Subsidiary:  (i) becomes unable to pay its debts when due whether or not said debts are subject to a bona fide dispute, otherwise becomes insolvent, or admits in writing that it is insolvent; (ii) makes a general assignment for the benefit of creditors; (iii) makes a general assignment to an agent authorized to liquidate any substantial amount of its Property; (iv) files, or consents to the filing of, any proceeding, petition or case under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors which constitutes the commencement of a case and/or constitutes an order for relief or which seeks:  (a) an adjudication that it is bankrupt or insolvent, (b) a reorganization, arrangement, winding up, liquidation, dissolution, composition or other relief with respect to its debts, or (c) the appointment of a receiver, trustee, custodian or other similar official for it or any substantial portion of its assets; (v) has filed against it such a proceeding, petition or case if such proceeding, petition or case remains undischarged, undismissed or unbonded for 60 days or results in such an adjudication, the entry of an order for such relief or such an appointment; or (vi) has filed against it any proceeding or action which seeks the issuance of a warrant of attachment, execution, distraint or similar process against any substantial part of its assets if such proceeding or action results in the issuance of such process and such process is not vacated, discharged, stayed or fully bonded within 60 days of entry thereof; or

(h)           (i) any Person engages in a “Prohibited Transaction” (as defined in ERISA and the Code) which involves a Plan as to which any of the Companies is an employer;

(ii) any “Accumulated Funding Deficiency” (as defined in ERISA) arises with respect to any such Plan; (iii) a Reportable Event occurs which in the opinion of counsel for the Banks is likely to result in the termination of such a Plan for the purposes of Title IV of ERISA and such Reportable Event remains unremedied for more than ten days after notice thereof pursuant to Section 4043(a), (c) or (d) of ERISA; (iv) proceedings are commenced to have a trustee appointed to administer or terminate such a Plan and such proceedings are not dismissed within ten days and are in the opinion of counsel for the Banks likely to result in the termination of the Plan for the purposes of Title IV of ERISA; (v) a trustee is appointed to administer or terminate such a Plan for purposes of Title IV of ERISA; (vi) such a Plan is terminated for purposes of Title IV of ERISA; or (vii) any other event or condition occurs or exists, provided such “Prohibited Transaction”, “Accumulated Funding Deficiency”, Reportable Event, proceedings, appointment, termination, event or condition, together with all other such “Prohibited Transactions”, “Accumulated Funding Deficiencies”, Reportable Events, proceedings, appointments, terminations, events or conditions, if any, could subject the Company or any of its Restricted Subsidiaries to any tax, penalty or other liability in the aggregate material in relation to the business, operations, property, prospects or financial condition of the Company and its Restricted Subsidiaries taken as a whole; or

(i)            a judgment, decree, warrant, writ, attachment, execution or similar process which is not within sixty days of the entry thereof satisfied, released, vacated, discharged, stayed or fully bonded pending appeal, is entered, issued or levied against the Company or a Restricted Subsidiary and together with other such processes, if any, represents an aggregate liability (not paid or covered by insurance) of $2,000,000 or more.

7.2.  Rights Upon Event of Default.  If an Event of Default specified in subparagraphs 7.1(f), 7.1(g)(i), 7.1(g)(ii), 7.1(g)(iii), 7.1(g)(iv) or 7.1(g)(v) shall occur, the Banks’ obligations to make Extensions of Credit hereunder shall immediately terminate and any Loan or Loans (with accrued interest thereon) and all other amounts owing under this Agreement, all Drafts, all drafts accepted in connection with a Bid Banker’s Acceptance and the Notes shall immediately become due and payable.  If any other Event of Default shall occur, upon receiving written direction to such effect from the Required Banks, the Administrative Agent  shall (i) by notice of default to the Company, declare the Banks’ obligations hereunder terminated forthwith, whereupon such obligations shall terminate, and/or (ii) by notice of default to the Company, declare any Loan or Loans, all Drafts, all drafts accepted in connection with a Bid Banker’s Acceptance and all amounts owing hereunder and under the Notes to be due and payable forthwith, whereupon the same shall become immediately due and payable.  Except as expressly provided above in this subsection, presentment, demand, protest and all other notices of any kind, notwithstanding anything herein or in the Notes contained, are hereby expressly waived.  Whenever the maturity of the Loan Documents shall have been accelerated or declared accelerated pursuant to the provisions of this subsection 7.2, the Companies will promptly deposit with the Administrative Agent funds in an amount equal to the aggregate face amount of all Acceptances and Bid Banker’s Acceptances in accordance with subsection 2.7 hereof.

If the Banks’ obligations to make Extensions or Credit shall have been terminated or the obligations of the Companies under this Agreement and all of the Loan Documents shall have been declared due and payable pursuant to the provisions of this subsection 7.2, the Banks agree, by and among themselves, that any funds received after such termination from or on behalf of the Companies by the Administrative Agent, the Agent or any of the Banks (except funds received by any Bank as a result of a purchase pursuant to the provisions of subsection 9.13 hereof) shall be remitted to the Administrative Agent if received by any Bank and applied by the Administrative Agent in the following manner and order:

(a)  first, to reimburse the Administrative Agent and the Banks for any expenses due from the Companies pursuant to the provisions of subsection 9.6 hereof;

(b)  second, to the payment to the Administrative Agent, of the outstanding principal balance of, and accrued but unpaid interest on, any outstanding Swing-Line Loans;

(c)  third, to make the deposit of funds required by the last sentence of the first paragraph of this subsection 7.2, in accordance with subsection 2.7 hereof, and to the payment of and all outstanding matured Drafts not paid from funds deposited under subsection 2.7;

(d)  fourth, to the payment to each Bank of accrued and unpaid interest on the outstanding Loans, facility fees, Bid Banker’s Acceptance fees and Bid Loan fees, ratably in the proportion which the aggregate accrued and unpaid interest on the outstanding Loans, facility fees, Bid Banker’s Acceptance fees and Bid Loan fees payable to such Bank bears to the aggregate accrued and unpaid interest on all outstanding Loans, facility fees, Bid Banker’s Acceptance fees and Bid Loan fees payable to any and all of the Banks;

(e)  fifth, to the payment to each Bank of the outstanding unpaid principal balance of the Loans and, without duplication, the face amount of any outstanding Bid Banker’s Acceptances and any outstanding unpaid principal balance of the amounts payable with respect to Bid Banker’s Acceptances, ratably in accordance with the proportion which the Outstandings payable to each Bank have to the Total Outstandings, in such order as the Administrative Agent in its sole discretion may determine; and

(f)  sixth, to the payment to each Bank and the Administrative Agent of any other amount owing under this Agreement or any of the Loan Documents.

If the Obligations of the Companies under all of the Loan Documents shall have become, or been declared to be, due and payable pursuant to the provisions of this subsection 7.2, the Administrative Agent may, and, upon (a) the direction of the Required Banks and (b) the providing by all of the Banks to the Administrative Agent of an indemnity in form and substance satisfactory to the Administrative Agent against all expenses and liabilities, shall, proceed to enforce the rights of the holders of the Loan Documents, the amounts payable with respect to Acceptances and Bid Banker’s Acceptances by suit in equity, action at law and/or other appropriate proceedings, whether for payment or the specific performance of any covenant or agreement contained in this Agreement or the Loan Documents.  The Administrative Agent shall be justified in failing or refusing to take any action hereunder unless it shall be indemnified to its satisfaction by each of the Banks in its respective Pro Rata Share against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

SECTION 8.  AGENCY RELATIONSHIP

8.1.  Agency.  The Banks hereby appoint U.S. Bank as their Administrative Agent under this Agreement and the other Loan Documents and irrevocably authorize the Administrative Agent to take such action on their behalf and to exercise such powers and to perform such duties hereunder and thereunder as are delegated to the Administrative Agent by the terms hereof and thereof and as are necessary to fulfill their responsibilities pursuant hereto and thereto, together with such powers as are reasonably incidental thereto.  Nothing contained herein shall be deemed to create a fiduciary relationship between the Administrative Agent and the Banks or the Companies.  The Documentation Agent has no duties except as a Lender.

8.2.  Reimbursement.  The Companies shall pay or reimburse the Administrative Agent for actual out-of-pocket expenses reasonably incurred by it hereunder, including specifically the reasonable fees of counsel for the Administrative Agent, incurred in connection with the development, preparation, execution, administration or enforcement of or the preservation of any rights under this Agreement and any other of the Loan Documents.

8.3.  No Representations or Warranties.  The Administrative Agent make no warranty or representation to the Banks and shall not be responsible to the Banks for any statements, warranties or representations made herein or in connection herewith.  The Administrative Agent shall not be responsible in any manner to the Banks for the effectiveness, genuineness, due execution, validity or enforceability of the Loan Documents or any certificate, report or other document used under or in connection with this Agreement.  Neither the Administrative Agent nor any of its directors, officers, employees, agents, attorneys-in-fact or affiliates shall be required to make any inquiries concerning the performance or observance by the Companies of the Loan Documents.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Companies or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or for any failure of the Companies to perform their obligations hereunder.  The Administrative Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents, or to inspect the properties, books or records of the Companies.

8.4.  Credit Decision.  Each Bank acknowledges that it has independently and without reliance upon the Administrative Agent and based upon the financial statements of the Companies and such other documents and information as they have deemed appropriate, made their own credit analyses and decisions to enter into this Agreement.  The Banks also acknowledge that they will, independently and without reliance upon the Administrative Agent, and based on such documents and information as they shall deem appropriate at the time, continue to make their own credit decisions in taking or not taking action under this Agreement.

8.5.  Discretion.  Except where otherwise specifically provided in this Agreement, each of the Administrative Agent may act in its sole discretion when exercising any rights, powers or privileges granted to it hereunder.

8.6.  Counsel.  Each of the Administrative Agent may consult with legal counsel selected by it, and any action taken or suffered in good faith by it in accordance with the written opinion of such counsel shall be full justification for protection to it.

8.7.  No Duty.  The Administrative Agent shall not be required to take any action hereunder, nor shall any provision hereof be deemed to impose a duty upon the Administrative Agent to take any action, if the Administrative Agent shall determine, or shall have been advised by counsel, that such action may result in personal liability or is contrary to the terms of this Agreement.

8.8.  No Liability.  Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable for any action lawfully taken or omitted to be taken by it or any of them under this Agreement or in connection herewith, except for their own gross negligence or willful misconduct.

8.9.  Rights as a Bank.  With respect to any Loan made by it and any Note issued to it or draft accepted in connection with a Bid Banker’s Acceptance or participation in an Acceptance under this Agreement, the Administrative Agent shall have the same rights and powers hereunder as the other Banks and may exercise the same as though it were not the Administrative Agent, and the term “Bank” or “Banks” shall, unless the context otherwise requires, include the Administrative Agent in its individual capacity.  The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Company or any of its Subsidiaries as if it were not the Administrative Agent.

8.10.  Indemnification.  The other Banks shall indemnify the Administrative Agent (to the extent not reimbursed by the Companies) based on their Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed upon, incurred by or asserted against the Administrative Agent for any action or omission in any way relating to or omitted by the Administrative Agent, in its agency capacity, under the Loan Documents; provided, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this subsection shall survive the payment of the Notes and all other amounts payable hereunder.

8.11.  Resignation.  The Administrative Agent may resign at any time as such by giving notice to all of the Banks and the Company of its intention to resign.  Such resignation shall take effect upon the appointment of a successor Administrative Agent.  A successor Administrative Agent shall be appointed by the Required Banks.  If no successor Administrative Agent shall have been so appointed in a timely manner, then the retiring Administrative Agent may, on behalf of the Required Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof and shall have combined capital and surplus of at least $100,000,000.  The provisions of this Section 8 shall inure to the benefit to any successor Administrative Agent.

8.12.  Delegation of Duties.  The Administrative Agent may execute any of its duties hereunder by or through agents or employees.

8.13.  Reliance.  The Administrative Agent shall be entitled to rely and shall be fully protected in relying on any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from action, hereunder in accordance with written instructions signed by the Required Banks, as the case may be, and such instructions and any action taken or failure to act pursuant thereto shall be binding on the Administrative Agent and any of the Banks, as the case may be, and on all holders of the Notes.

8.14.  Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has actual knowledge of such facts or has received notice from a Bank or the Company referring to the Loan Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Banks.  The Administrative Agent shall take such action with respect to such Default or Event of Default commensurate with its duties and responsibilities as set forth herein as shall be reasonably directed by the Required Banks; provided, that unless and until the Administrative Agent shall have received such directions, it may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

SECTION 9.  MISCELLANEOUS

9.1.  Amendments and Waivers.  With the written consent of the Required Banks, the Administrative Agent and the Company or any Subsidiary, as the case may be, may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding provisions to any Loan Document or for the purpose of changing in any manner the rights of the Banks or of the Company or any Subsidiary, as the case may be, thereunder, and with the consent of the Required Banks, the Administrative Agent on the behalf of the Banks may execute and deliver to the Company or any Subsidiary, as the case may be, a written instrument waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of any Loan Document or any Default or Event of Default and its

consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (a) extend the scheduled or final maturity of any Note or Draft, or reduce the rate or extend the time of payment of interest or Commission thereon, or reduce the principal amount thereof, or change the amount or terms of any Bank’s Commitment or amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Banks, or consent to the assignment or transfer by the Companies of any of their rights and obligations under this Agreement, or amend, modify, or waive any provision of subsections 2.18(f), 2.19, 7.2 (subject to the rights of the Required Banks as stated therein), 9.1 or 9.15 hereof without the written consent of all the Banks or (b) amend, modify or waive any provision of subsection 2.18 or Section 8 hereof without the written consent of the then Administrative Agent, and there shall be no waiver of a Default or Event of Default as described in subparagraphs 7.1(f) or (g) hereof without the written consent of all of the Banks.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Companies, the Banks, the Administrative Agent and all future holders of the Notes.  In the case of any waiver, the Companies and the Banks shall be restored to their former position and rights under the Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing.  However, no waiver of a Default or Event of Default shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

9.2.  Notices.  Unless otherwise specified, all notices, requests and demands to or upon the respective parties hereto shall be deemed to be effective only if in writing or if given by telegraph or telex and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made, in the case of a delivered notice, when delivered by hand, or, in the case of a mailed notice, when deposited in the mail, air postage prepaid, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent, answer back received, addressed as follows or to such other address as may be hereafter specified by the respective parties hereto and any future holders of the Notes:

The Company or any Restricted Subsidiary:	N63 W23075 Highway 74
Sussex, Wisconsin 53089
Attention: Mr. John C. Fowler
Vice President of Finance and Chief Financial Officer

U.S. Bank (as Lead Arranger, Administrative Agent and as a Bank):	U.S. Bank National Association U.S. Bancorp Center
800 Nicollet Mall
Minneapolis, Minnesota 55402
Attention: Karen E. Weathers

M & I (as a Syndication Agent and as a Bank):	M & I Marshall & Ilsley Bank
770 North Water Street
Milwaukee, Wisconsin 53202
Attention: Donald Robinson-Gay

Wachovia (as a Syndication Agent and as a Bank):	Wachovia Bank, N.A.
301 South College
Wachovia Center
Charlotte, NC 28288
Attention: Douglas Sleeper

JPMorgan Chase Bank (as the Documentation Agent and as a Bank):	JPMorgan Chase Bank, N.A. 111 East Wisconsin Ave.
Milwaukee, WI 53202
Attention: Brian Grossman

Mizuho:	Mizuho Corporate Bank, Ltd.
311 South Wacker Drive
Suite 2020
Chicago, IL 60606
Attention: Richard Dunning

SunTrust:	SunTrust Bank
303 Peachtree Street, N.E., 10th Floor
Atlanta, GA 30308
Attention: Steven Deily

Northern Trust:	The Northern Trust Company
50 South LaSalle Street
Chicago, Illinois 60603
Attention: Roger McDougal

provided, that any notice request or demand to or upon the Banks pursuant to subsections 2.4, 2.6, 2.7 and 2.8 shall not be effective until received.  A copy of any notice sent to any of the Companies shall be sent to Andrew Schiesl, General Counsel and Secretary, Quad/Graphics, Inc., W224 N3322 Duplainville Road, Pewaukee, Wisconsin 53072.  Any telephonic, telecopied or telexed instructions or notices to any party shall be given by calling the telephone number or numbers, or by transmission to the telecopy or telex numbers, indicated for such party on Exhibit R.

9.3.  Satisfaction of 4.7 and 4.8.  Each borrowing hereunder by the Companies shall constitute a representation and warranty by the Companies that, as of the date of such borrowing, the conditions set forth in subsections 4.7 and 4.8 have been and remain satisfied.

9.4.  No Waiver; Cumulative Remedies.  If the Banks fail to exercise, or delay before exercising, any right, remedy, power or privilege hereunder, such failure or delay shall not operate as a waiver thereof.  The single or partial exercise of any right, remedy, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges otherwise provided by law.

9.5.  Survival of Representations and Warranties.  All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

9.6.  Indemnification.  The Companies shall (a) pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the negotiation, consideration, development, preparation and/or execution of, and any amendment, supplement or modification to, the Loan Documents including, but not limited to, this Agreement, the Notes or any other documents prepared in connection herewith (whether or not any such amendment, supplement, or modification is effected or consummated), and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of counsel to the Administrative Agent, (b) pay or reimburse the Banks for all of their costs and expenses including, but not limited to, litigation costs incurred in connection with the enforcement or preservation of any rights or questions arising under or interpretations of the Loan Documents including but not limited to, this Agreement, the Notes or any such other documents, including, without limitation, fees and disbursements of counsel to the Banks, (c) pay, indemnify, and hold the Banks harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of the Loan Documents, including but not limited to, this Agreement, the Notes or any such other documents, and (d) pay, indemnify, and hold the Banks harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Loan Documents, including but not limited to, this Agreement, the Notes or any such other documents (all the foregoing, collectively, the “indemnified liabilities”), provided, that the Companies shall have no obligation hereunder with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Banks or (ii) legal proceedings commenced against the Banks by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such.  The obligations in this subsection shall survive repayment of the Notes and all other amounts payable hereunder.

9.7.  Reserved.

9.8.  Reemployment Indemnification.  Without duplication of the amounts due under subsections 2.15 and 2.20(n), the Companies shall indemnify and hold each Bank harmless from and against any loss which such Bank may sustain or incur if, as a consequence of a Default or Event of Default, such Bank liquidates or reemploys deposits acquired from third parties to make Eurodollar Loans or Bid Loans.  A certificate from such Bank setting forth amounts due pursuant to the preceding shall be conclusive absent manifest error.  The obligations in this subsection shall survive repayment of the Notes and all other amounts payable hereunder.

9.9  Successors and Assigns; Participations; Purchasing Banks.

(a)           This Agreement shall be binding upon and inure to the benefit of the Companies, the Banks, the Administrative Agent, all future holders of the Notes, and their respective successors and assigns, except that the Companies may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each Bank.

(b)           Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan or other Outstandings owing to such Bank, the Notes held by such Bank, the Commitment or Available Commitment of such Bank, any participation interest held by that Bank in any Acceptance or Letter of Credit, the rights of that Bank with respect to any Bid Banker’s Acceptances created by that Bank and any Bid Loans made by that Bank, or any other interest of such Bank hereunder.  In the event of any such sale by a Bank of participating interests to a Participant, such Bank’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement and the Company and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.  The Companies agree that if amounts outstanding under this Agreement, the Notes and the Loan Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note or other Loan Document to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Note or other Loan Document; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in subsection 9.13.  The Company also agrees that each Participant shall be entitled to the benefits of subsections 2.14, 2.15, 9.6, 9.7 and 9.8 with respect to its participation in the Commitments and the Loans and other Extensions of Credit outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.

(c)           Each Bank may, from time to time, with the consent of the Company and the Administrative Agent (which shall not be unreasonably withheld and which consent shall not be required after Default or for assignments from a Bank to another Bank or an affiliate of a Bank), assign to other lenders (“Assignees”) part of the Indebtedness evidenced by the Notes then held by that Bank, together with an equivalent proportion of its Commitment and Available Commitment and its obligation to purchase a participation interest in any Acceptance, pursuant to written agreements executed by such assigning Bank, such Assignee(s), the Company and the Administrative Agent in substantially the form of Exhibit T, which agreements shall specify in each instance the portion of the Indebtedness evidenced by the Notes which is to be assigned to each Assignee and the portion of the Commitments, Available Commitments and obligations to purchase participation interests in any Acceptance of such Bank to be assumed by each Assignee (each, an “Assignment Agreement”); provided, however, that (i) each such assignment shall be a constant, and not a varying, percentage of the assigning Bank’s rights and obligations under this Agreement and the assignment shall cover the same percentage of such Bank’s Commitment, Available Commitment, obligations to purchase participation interests in any Acceptances, Loans and Notes, (ii) unless the Administrative Agent otherwise consents, the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment, and the amount of the Commitment (if any) retained by the assigning Bank (determined in each case as of the effective date of the relevant Assignment Agreement), shall each in no event be less than $5,000,000, (iii) the amount of Commitment assigned to each Assignee (determined in each case as of the effective date of the relevant Assignment Agreement) shall be an integral multiple of $1,000,000 and (iv) the assigning Bank must pay to the Administrative Agent a processing and recordation fee of $3,500 and any out-of-pocket attorney’s fees or other expenses incurred by the Administrative Agent in connection with such Assignment Agreement.  Upon the execution of each Assignment Agreement by the assigning Bank, the relevant Assignee, the Company and the Administrative Agent, payment to the assigning Bank by such Assignee of the purchase price for the portion of the indebtedness of the Borrowers being acquired by it and receipt by the Company of a copy of the relevant Assignment Agreement, (x) such Assignee lender shall thereupon become a “Bank” for all purposes of this Agreement with a Commitment and an Available Commitment in the amount set forth in such Assignment Agreement and obligation to purchase participation interests in any Acceptance in the amount set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Bank under this Agreement, (ii) such assigning Bank shall have no further liability for funding the portion of its Commitment assumed by such Assignee and (iii) the address for notices to such Assignee shall be as specified in the Assignment Agreement executed by it.  Concurrently with the execution and delivery of each Assignment Agreement, each of the Companies shall execute and deliver a Revolving Note to the Assignee in the amount of its respective Commitment and a Bid Loan Note to the Assignee in an amount equal to the Total Commitments, and a new Revolving Note to the assigning Bank in the amount of its Commitment after giving effect to the reduction occasioned by such assignment, all such Notes to constitute “Notes” for all purposes of this Agreement and of the other Loan Documents.

(d)           The Companies shall not be liable for any costs incurred by the Banks in effecting any participation or assignment under subparagraphs (b) or (c) of this subsection.

(e)           If any interest in any Loan Document is transferred to any Assignee which is not organized under the laws of the United States or any State thereof, the transferor Bank shall cause such Assignee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.22(iv).

(f)            Each Bank may disclose to any Assignee or Participant and (with the prior consent of the Company, which will not be unreasonably withheld) to any prospective Assignee or Participant any and all financial information in such Bank’s possession concerning the Company or any of its Subsidiaries which has been delivered to such Bank by or on behalf of the Company or any of its Subsidiaries pursuant to this Agreement or which has been delivered to such Bank by or on behalf of the Company or any of its Subsidiaries in connection with such Bank’s credit evaluation of the Company or any of its Subsidiaries prior to entering into this Agreement.

9.10.  Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.11.  GOVERNING LAW.  THE LOAN DOCUMENTS, INCLUDING, BUT NOT LIMITED TO, THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES THERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

9.12.  Setoff.  In addition to any rights or remedies provided by law, or any other rights or remedies provided for in the Loan Documents, upon the occurrence of any Event of Default, the Banks are hereby irrevocably authorized, at any time and from time to time without prior notice to any of the Companies, any such notice being expressly waived by the Companies, to set off, appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect or contingent or matured or unmatured, at any time held or owing by the Banks to or for the credit or the account of any of the Companies, or any part thereof, in such amounts as the Bank may elect, against and on account of the obligations and liabilities of any of the Companies to the Banks hereunder or under the Notes or with respect to any Acceptances or Bid Banker’s Acceptances and claims of every nature and description of the Banks against any of the Companies, whether arising hereunder, under any Note or with respect to any Acceptances or Bid Banker’s Acceptances or otherwise, as the Banks may elect, whether or not the Banks have made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured.  Any amount realized by a Bank upon the exercise of a right of setoff, whether hereunder or otherwise, against the Companies, shall be shared with the other Banks as provided in subsection 9.13.

9.13.  Adjustments; Setoff.  If any Bank (a “benefitted Bank”) shall at any time receive any payment of all or part of its Outstandings, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in paragraph (g) of subsection 7.1 hereof, or otherwise) in a greater proportion than any such payment to and collateral received by any other Bank, if any, in respect of such other Bank’s Outstandings, or interest thereon, such benefitted Bank shall purchase for cash from the other Banks such portion of each such other Bank’s Outstandings, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery but without interest.  The Companies agree that each Bank so purchasing a portion of another Bank’s Outstandings may exercise all rights of payment (including, without limitation, rights of setoff) with respect to such portion as fully as if such Bank were the direct holder of such portion.

9.14.  Limitation on Liability of Subsidiaries.

(a)  Each of the Banks and the Administrative Agent hereby unconditionally and irrevocably agrees that, anything herein or in any other Loan Document to the contrary notwithstanding, the maximum aggregate liability of each Restricted Subsidiary of the Company hereunder and under the other Loan Documents, shall in no event exceed such Restricted Subsidiary’s Maximum Liability Amount.

(b)  Each Restricted Subsidiary of the Company agrees that the Obligations may at any time and from time to time exceed the Maximum Liability Amount of such Restricted Subsidiary or of all of the Restricted Subsidiaries without impairing any Loan Document or affecting the rights and remedies of the Administrative Agent and the Banks thereunder.

(c)  No payment or payments made by the Company, any of the Subsidiaries of the Company, any guarantor or any other Person or received or collected by the Administrative Agent or any Bank from the Company, any of the Subsidiaries of the Company, any guarantor or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Restricted Subsidiary of the Company under any Loan Document which shall, notwithstanding any such payment or payments other than payments made to the Administrative Agent by such Restricted Subsidiary or payments received or collected by the Administrative Agent or any Bank from such Restricted Subsidiary, remain liable for the Obligations up to its Maximum Liability Amount until the Obligations are paid in full.

(d)  The provisions of this subsection 9.14 shall survive repayment of the Notes and termination of this Agreement.

(e)  Obligations may be created without notice to the Restricted Subsidiaries, which shall be jointly and severally liable therefor regardless of their failure to receive notice thereof.  Each of the Companies waives any and all defenses, claims and discharges of the Company and the other Restricted Subsidiaries or any other obligor under this Agreement pertaining to the Obligations, except the defense of discharge by payment in full.  Without limiting the generality of the foregoing, none of the Companies will assert, plead or enforce against the Banks any defense of waiver, release, discharge in bankruptcy, statute of limitations, res judicata, statute of frauds, anti-deficiency statute, fraud, usury, illegality or unenforceability which may be available to any of the other Companies or any other Person liable in respect of any of the Obligations.  Each of the Companies waives any defense, claim, act or thing which, but for this provision, may be deemed a legal or equitable discharge of a surety or guarantor with respect to the Obligations.

(f)  If a Restricted Subsidiary is designated an Unrestricted Subsidiary by the Board of the Company, the designated Subsidiary shall remain jointly and severally liable for all Obligations until such time as the Company and the designated Subsidiary shall have established, to the reasonable satisfaction of the Administrative Agent, that no Default or Event of Default exists and such designation does not cause a Default or Event of Default and would not have caused a Default or Event of Default had it occurred as of the end of the most recent fiscal quarter.  Assuming compliance with the preceding sentence, and upon request, the

Administrative Agent shall deliver to the designated Subsidiary any instrument reasonably requested to evidence that such Subsidiary is no longer a Restricted Subsidiary, nor liable for the Obligations.

(g)  By signing (i) this Agreement, in the case of the initial Restricted Subsidiaries, and (ii) a Restricted Subsidiary Agreement, in the case of all subsequently-designed Restricted Subsidiaries, each Restricted Subsidiary agrees:  (x) to be bound by all of the terms and provisions of this Agreement applicable to Restricted Subsidiaries, (y) that it is liable, jointly and severally, with the Company and all other Restricted Subsidiaries for the payment when due of all Notes and other Obligations under this Agreement, and (z) that the Administrative Agent or a Bank can enforce such Obligations against such Restricted Subsidiary, in each case subject to the limitation contained in subsection 9.14(a) above and only until such time as that Restricted Subsidiary has been designated an Unrestricted Subsidiary and satisfied the conditions described in subsection 9.14(f) above.

9.15.  Financial Data.  All financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP consistently applied through all accounting periods (except as approved by the Company’s accountants and disclosed simultaneously with the submission of such financial data).

9.16.  Severability.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

9.17.  Headings.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

9.18.  Banks’ Representations.  Each Bank represents to the Administrative Agent, the Agent and the Company that Bank is acquiring its Notes, participation interests in Acceptances and Bid Banker’s Acceptances for its own account for the purpose of investment and not with a view to selling the same in connection with any distribution thereof, provided that the disposition of each Bank’s own property shall at all times be and remain within its control.

9.19.        USA Patriot Act.  Each Bank and the Administrative Agent (on behalf of itself as Administrative Agent and a Bank but not on behalf of the other Banks) hereby notify the Companies that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each borrower, which information includes the name and address of each borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the borrowers in accordance with the Act.

9.20.        Representations and Warranties in Connection With Extensions of Credit and Conversions of Loans.  Upon requesting any Extension of Credit under this Agreement, any conversion of a Eurodollar Loan or a Floating Rate to another interest rate option pursuant to subsection 2.8(a) hereof or the continuance of a Eurodollar Loan as such pursuant to subsection

2.8(b) hereof, the Companies shall thereby be deemed to have represented and warranted to the Administrative Agent and the Banks that

(a)  the representations and warranties made by the Companies in this Agreement, in any Loan Document, certificate, financial statement or other statement delivered hereunder are true as of the date of such request and will remain true upon the applicable Bid Banker’s Acceptance Creation Date, Borrowing Date, Drawing Date or conversion date, as the case may be, and after giving effect to such Extension of Credit or conversion, as the case may be; and

(b)  no Default or Event of Default exists or will exist as of the date of such request, the applicable Bid Banker’s Acceptance Date, Borrowing Date, Drawing Date, or conversion date, as the case may be, or after giving effect to such Extension of Credit or conversion, as the case may be.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers, thereunto duly authorized, as of the date first above written.

QUAD/GRAPHICS, INC.

By:	/s/ John C. Fowler
Name:	John C. Fowler
Title:	Senior Vice President of Finance and Chief Financial Officer

QUAD/TECH, INC., DUPLAINVILLE TRANSPORT, INC., QUAD/CREATIVE, LLC,., QUAD/WEST, INC., THE QUAD TECHNOLOGY GROUP, INC., QUAD/MED, LLC, SILVER SPRING REALTY, INC., P-DIRECT, LLC, GRAPHIC SERVICES, INC., CHILD DAY CARE AND LEARNING SERVICES, INC., QUAD/TECH EAST, INC., IMAGING TECHNOLOGY GROUP, INC., GRAPHIC IMAGING TECHNOLOGY, LLC, QUAD/AIR, LLC, QUAD GREENFIELD, LLC, QUADSYSTEMS, INC., QUAD/MED MISSOURI, INC., QUAD TRANSPORTATION SERVICES, LLC

By:	/s/ John C. Fowler
Name:	John C. Fowler
Title:	Treasurer

CHEMICAL RESEARCH/TECHNOLOGY CO.
By:	Quad/Graphics, Inc.
Its General Partner

By:	/s/ John C. Fowler
Name:	John C. Fowler
Title:	Senior Vice President of Finance and Chief Financial Officer

By:	Quad/Creative, LLC
Its:	General Partner

By:	/s/ John C. Fowler
Name:	John C. Fowler
Title:	Treasurer

By:	Quad/Tech, Inc.
Its:	General Partner

By:	/s/ John C. Fowler
Name:	John C. Fowler
Title:	Treasurer

GRAPHIC PREPRESS AND IMAGING TECHNOLOGY, LP

By:	Imaging Technology Group, Inc.
Its:	General Partner

By:	/s/ John C. Fowler
Name:	John C. Fowler
Title:	Treasurer

U.S. BANK NATIONAL ASSOCIATION
(as Administrative Agent and as a Bank)

By:	/s/ Karen E. Weathers
Name:	Karen E. Weathers
Title:	Vice President

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Robert Gallagher
Name:	Robert Gallagher
Title:	Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/Kirsten Carver
Name:	Kirsten Carver
Title:	Assistant Vice President

M&I MARSHALL & ILSLEY BANK

By:	/s/ Donald J. Robinson-Gay
Name:	Donald J. Robinson-Gay
Title:	Assistant Vice President

By:	/s/ James R. Miller
Name:	James R. Miller
Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Sabir A. Hashmy
Name:	Sabir A. Hashmy
Title:	Vice President

SUNTRUST BANK

By:	/s/ Robert Bugbee
Name:	Robert Bugbee
Title:	Director

THE NORTHERN TRUST COMPANY

By:	/s/ Roger McDougal
Name:	Roger McDougal
Title:	Vice President